Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
OXiGENE, Inc.,
a Delaware corporation;
OXiGENE MERGER SUB, INC.,
a Delaware corporation;
VaxGen, Inc.,
a Delaware corporation; and
James Panek as the Stockholder Representative
Dated as of October 14, 2009

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EXHIBITS

EXHIBIT A —	Forms of Voting Agreement
EXHIBIT B —	Form of Lock-Up Agreement
EXHIBIT C —	Certificate of Merger
EXHIBIT D —	Exchange Procedures
EXHIBIT E —	Form of Escrow Agreement
SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule

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INDEX OF DEFINED TERMS
The following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Acquisition Agreement	5.3(c)
Adjusted Initial Closing Shares	2.11(a)
Agreement	Preamble
Bankruptcy and Equitable Exceptions	3.4(b)
Business Day	1.2
Certificate of Merger	1.3
Closing	1.2
Closing Average	2.6
Closing Date	1.2
COBRA Coverage	4.14(d), 3.14(d)
Company	Preamble
Company Board Recommendation	3.5(a)
Company Bylaws	3.1
Company Certificate	2.1(d)
Company Certificate of Incorporation	3.1
Company Certificates	2.1(d)
Company Common Stock	2.1
Company Disclosure Schedule	3
Company Employee Plans	3.14(a)
Company ERISA Affiliate	3.14(a)
Company Financial Statements	3.6(b)
Company Insurance Policies	3.18(a)
Company Intellectual Property Rights	3.21(a)
Company Material Adverse Effect	3
Company Material Contracts	3.9(a)
Company Preferred Stock	3.3(a)
Company SEC Reports	3.6(a)
Company Stipulated Expenses	8.3(d)
Company Stock Options	2.4(a)
Company Stock Plans	2.4(a)
Company Stockholder Approval	3.4(a)
Company Third Party Intellectual Property Rights	3.21(g)
Company Warrants	2.2
Company’s Most Recent SEC Balance Sheet	2.10(e)(i)
Competing Proposal	5.3(a)
Confidentiality Agreement	6.4(b)
Contingent Term	2.11(b)(iii)
Contingent Value Shares	2.1(b)
Designees	6.6
DGCL	Recitals
Diligence and Reporting Obligations	3.9(c)
Dispute Net Cash Determination Date	2.10(d)
Dispute Notice	2.10(b)
Dissenting Shares	2.1(e)
Effective Time	1.3
Emergent	2.11(c)
Emergent Event	2.11(c)
Emergent Milestone Shares	2.11(c)
Emergent Purchase Agreement	2.11(c)

environment	3.20(l)
Environmental Law	3.20(l)
ERISA	3.14(a)
Escrowed Shares	2.12
ESPP	2.4(f)
Estimated Net Cash	2.10(a)
Exchange Act	3.3(d)
Excluded Shares	2.3
Financial Statements	3.6(b)
First Anticipated Closing Date	2.10(a)
Governmental Authority	3.4(d)
Houlihan Lokey	4.24
IND	4.11(b), 3.11(b)
Indemnified Parties	6.9(b)
Initial Closing Shares	2.1(a)
Interim Period	5.1(a)
IRS	3.14(a)
Lapse Date	2.10(b)
Law	2.1(e)
Lease Documents	3.17(e)
Leased Facilities	3.17(b)
Leases	3.17(b)
Liens	3.2(c)
Lock-Up Agreements	Recitals
Material Permit	3.11(a)
Materials of Environmental Concern	3.20(l)
Merger	Recitals
Merger Consideration	2.1(d)
Merger Sub	Preamble
Merger Sub Common Stock	2.5
Most Recent Balance Sheet	3.7
Most Recent Balance Sheet Date	3.7
Net Cash	2.10(e)(i)
Net Cash Statement	2.10(a)
New Parent Proposal	5.3(c)
NGM	2.6
Non-Dispute Net Cash Determination Date	2.10(c)
Option Exercise Period	2.4(b)
Order	5.3(b)
Other Filings	6.1(b)
Parent	Preamble
Parent Board Recommendation	4.5(a)
Parent Common Stock	2.1(a)
Parent Disclosure Schedule	4.0
Parent Employee Plans Affiliate	4.14(a)
Parent ERISA Affiliate	4.14(a)
Parent ESPP Shares	4.3(b)
Parent Financial Statements	4.6(b)
Parent Insurance Policies	4.18(a)
Parent Intellectual Property Rights	4.21(a)
Parent Lease Documents	4.17(e)
Parent Leased Facilities	4.17(b)
Parent Leases	4.17(b)
Parent Material Adverse Effect	4.0
Parent Material Contracts	4.9(a)

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Parent Material Permit	4.11(a)
Parent Option Shares	4.3(b)
Parent Preferred Stock	4.3(a)
Parent Share Amount	2.1(c)
Parent SEC Reports	4.6(a)
Parent Stipulated Expenses	8.3(d)
Parent Stock Plans	4.3(b)
Parent Stockholder Approval	4.4(a)
Parent Third Party Intellectual Property Rights	4.21(g)
Parent Warrant Shares	4.3(b)
Parent Warrants	4.3(b)
Parent’s Most Recent Balance Sheet	4.7
Parent’s Most Recent Balance Sheet Date	4.7
Proxy Statement	3.16(b)
Registered Company Intellectual Property Rights	3.21(c)
Registered Parent Intellectual Property Rights	4.21(c)
Registration Statement	3.16(a)
Regulation S-K	3.9(a)
Release	3.20(l)
reporting tail coverage	6.9(a)
Representative	5.3(a)
Returns	3.19(b)
SEC	3.2(d)
Securities Act	3.2(c)
Special Meetings	3.16(b)
Superior Competing Proposal	5.3(b)
Surviving Corporation	1.1
Tax	3.19(a)
Termination Fee	8.3(b)
Third Party	5.3(a)
Transaction Document	5.3(c)
Voting Agreements	Recitals

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of October 14, 2009 by and among OXiGENE, Inc., a Delaware corporation (“Parent”), OXiGENE Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), VaxGen, Inc., a Delaware corporation (the “Company”) and James Panek, as representative of the Company’s stockholders (the “Stockholder Representative”). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company in order to advance each of their long-term business interests; and
WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and the stockholders of the Company becoming stockholders of Parent; and
WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company’s and Parent’s common stock are entering into the respective voting agreements in substantially the forms attached as Exhibit A attached hereto (the “Voting Agreements”); and certain holders of shares of the Company’s common stock or Parent’s common stock are entering into a lock-up agreement in substantially the form of Exhibit B attached hereto (the “Lock-Up Agreements”), under which such stockholder will agree not to sell any of the shares of Parent Common Stock he, she or it holds immediately following the Effective Time of the Merger for a period of 90 days following the Effective Time of the Merger.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.
1. THE MERGER
1.1 The Merger. At the Closing, in accordance with the DGCL and the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company. From and after the Closing, the separate corporate existence of Merger Sub shall cease, and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 8, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Section 7, the closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at a time and on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Section 7 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with Section 8.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, unless another place is agreed to in writing by the Parties. For purposes of this Agreement, “Business Day” shall mean any day other than Saturday, Sunday or a legal holiday on which banks are closed in New York, New York.
1.3 Filing of Certificate of Merger. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware in substantially the form of Exhibit C attached hereto (the “Certificate of Merger”). The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).
1.4 Effect of the Merger. Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.
1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. From and after the Closing and without further action on the part of the Parties, the Certificate of Incorporation and Bylaws of the Merger Sub immediately prior to the Closing shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the respective terms thereof; provided, however, that, notwithstanding the foregoing, Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the Corporation is VaxGen, Inc.”
1.6 Directors and Officers. Subject to the requirements of Law, the directors and officers of Merger Sub immediately prior to the Closing shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and Bylaws.

2. EFFECT OF THE MERGER ON VAXGEN SECURITIES; EXCHANGE OF SECURITIES
2.1 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of shares of the Company’s common stock, $0.01 par value per share (“Company Common Stock”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall be converted automatically into the right to receive:
(a) that number of shares of validly issued, fully paid and non-assessable shares of Parent’s common stock, $0.01 par value per share (“Parent Common Stock”), obtained by multiplying each such share of Company Common Stock issued and outstanding immediately prior to the Effective Time by a fraction, the numerator of which is equal to the number of Initial Closing Shares as determined below and as may be adjusted pursuant to Section 2.11 below, and the denominator of which is the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. The number of “Initial Closing Shares” shall be that number of shares of Parent Common Stock equal to 25% of the Parent Share Amount (it being understood and agreed upon that the number of Initial Closing Shares is equal to 15,622,549 on the date hereof), such number of shares to be subject to adjustment pursuant to Section 2.11, and such shares to be issued, in accordance with Section 2.12.
(b) up to that number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock obtained by multiplying each such share of Company Common Stock issued and outstanding immediately prior to the Effective Time by a fraction, the numerator of which is equal to the number of Contingent Value Shares as determined below and the denominator of which is the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time. The number of “Contingent Value Shares” shall be Eight Million Four Hundred Fifty Seven Thousand Five Hundred Forty Eight (8,457,548) shares of Parent Common Stock, such number of shares to be subject to adjustment, and such shares to be issued, in accordance with and Section 2.12.
(c) As used herein, “Parent Share Amount” shall be the sum of (i) the aggregate number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Parent Common Stock issuable pursuant to or upon conversion of any shares of preferred stock, convertible notes or other securities of Parent convertible into or exchangeable for Parent Common Stock outstanding immediately prior to the Effective Time, if any (other than such shares issuable upon exercise or conversion of Parent Stock Options and Parent Warrants or Parent’s employee stock purchase program, as defined below).
(d) At the Effective Time, all shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share or shares of Company Common Stock (each, a “Company Certificate” and, collectively, the “Company Certificates”) shall cease to have any rights with respect thereto other than the right to receive the shares of Parent Common Stock such holder is entitled to receive pursuant to this Section 2.1 together with cash in lieu of fractional shares, if any, of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.7 hereof, in each case without interest (such shares of Parent Common Stock together with any cash in lieu of fractional shares being referred to herein as the “Merger Consideration”) and subject to Section 2.1(e) below.

(e) Dissenting Shares. Notwithstanding anything to the contrary in this Section 2.1, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Closing, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable federal, state, local or foreign statute, law, regulation, legal requirement or rule, ordinance or code of any Governmental Authority (as such term is defined in Section 3.4(d) of this Agreement), including any judicial or administrative interpretation thereof (“Law”). The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under Law.
2.2 Company Warrants. Prior to the Effective Time, the Company shall take commercially reasonable steps under the terms of each unexercised warrant to purchase shares of Company Common Stock (the “Company Warrants”) to terminate such Company Warrants, to the extent such action is permitted in accordance with their terms. At the Effective Time, each outstanding and unexercised Company Warrant that was not eligible to have been terminated in accordance with its terms will be assumed by Parent. Each such outstanding Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Company Warrant immediately prior to the Effective Time, except that such Company Warrants shall be exercisable for shares of Parent Common Stock, with the numbers of shares purchasable and exercise price adjusted as set forth in such assumed Company Warrants. From and after the Effective Time, unless the context requires otherwise, all references to the Company in the Company Warrants shall be deemed to refer to Parent. Parent shall, on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to the assumed Company Warrants pursuant to this Section 2.2.
2.3 Cancellation of Shares. At the Effective Time, each share of Company Common Stock either owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or the Company immediately prior to the Effective Time (collectively, “Excluded Shares”), shall be canceled and extinguished without any conversion thereof or payment therefor.
2.4 Company Stock and Stock Purchase Plans.
(a) Prior to the Effective Time, the Company shall take commercially reasonable actions to provide that each option to purchase shares of Company Common Stock (the “Company Stock Options”) then outstanding under the stock option plans listed in Section 2.4(a) of the Company Disclosure Schedule, as well as any arrangement for the issuance of Company Stock Options not covered by such option plans (together, the “Company Stock Plans”), shall be of no further force or effect as of the Effective Time (either because such Company Stock Option shall have been exercised prior to the Effective Time or shall have been otherwise canceled and terminated (without regard to the exercise price of the Company Stock Options) as of or prior to the Effective Time).

(b) Prior to the Effective Time, the Company shall take commercially reasonable actions to provide holders of Company Stock Options with written notice that (i) options vested and exercisable as of the date of such notice (or that otherwise vest and become exercisable by their terms as a result of the Merger) may be exercised by the holders of such Company Stock Options within a specified number of calendar days from the date of such notice, which period shall expire prior to the Effective Time (the “Option Exercise Period”) and (ii) at the end of the Option Exercise Period, the Company Stock Options shall be canceled and terminated.
(c) Prior to the Effective Time, the Company shall take all commercially reasonable actions to terminate all of the Company Stock Plans effective at or prior to the Effective Time that have not previously been terminated.
(d) Without limiting the foregoing, the Company shall take commercially reasonable actions to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights, or other rights or agreements (other than the Company Warrants as provided in Section 2.2 and other than as provided in this Agreement) which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof.
(e) The Company and Parent shall each take commercially reasonable actions to cause all dispositions of equity securities of the Company (including Company Stock Options) or acquisitions of equity securities of Parent (including any options to acquire Parent Common Stock that may be granted by Parent) by each individual who (i) is a director or officer of the Company, or (ii) at the Effective Time will become a director or officer of Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.
(f) The Company’s Employee Stock Purchase Plan (the “ESPP”) has been terminated in accordance with its terms and no rights to purchase Company Common Stock under the ESPP are outstanding or will be outstanding at or after the Effective Time.
2.5 Capital Stock of Merger Sub. Each share of common stock of Merger Sub, $0.01 par value per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.01 par value per share. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

2.6 No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender of Company Certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Closing Average. For purposes of this Agreement, the “Closing Average” shall be the volume weighted average sale price per share of Parent Common Stock (rounded up to the nearest cent) on the NASDAQ Global Market (“NGM”) for the ten (10) consecutive trading days ending on the second-to-last trading day immediately prior to the Closing Date.
2.7 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are set forth in Exhibit D attached hereto, which is incorporated by reference herein as if set forth in full.
2.8 No Liability. To the extent permitted by applicable Law, none of the Exchange Agent (as defined in Exhibit D), Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
2.9 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title, interest and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.
2.10 Calculation of Net Cash.
(a) Parent and Company shall agree, at least ten Business Days prior to the Company Special Meeting, upon an anticipated date for Closing (the “First Anticipated Closing Date”). At least five Business Days prior to the First Anticipated Closing Date, but not more than ten Business Days prior to such date, the Company shall deliver to Parent a schedule (a “Net Cash Statement”) in substantially the form of Schedule 2.10 attached hereto, setting forth, in reasonable detail, Company’s estimate of Net Cash (the “Estimated Net Cash”) as of the First Anticipated Closing Date. The Company shall make the work papers and back-up materials used in preparing the applicable Net Cash Schedule available to Parent and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.
(b) Within ten Business Days after the Company delivers the applicable Net Cash Statement (a “Lapse Date”), Parent shall have the right to dispute any part of such Net Cash Statement by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Estimated Net Cash.

(c) If on or prior to any Lapse Date, (i) Parent notifies the Company that it has no objections to the applicable Estimated Net Cash or (ii) Parent fails to deliver a Dispute Notice as provided above, then the Estimated Net Cash as set forth in the Net Cash Statement shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Net Cash Determination Date”), to have been finally determined for purposes of this Agreement and to represent the Net Cash at Closing for purposes of calculating the Initial Closing Shares pursuant to Section 2.11 so long as Closing occurs within five Business Days after the applicable Non-Dispute Net Cash Determination Date.
(d) If Parent delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by the Company and Parent, which Net Cash amount shall be deemed, on the date of agreement between Parent and the Company as to such amount (a “Dispute Net Cash Determination Date”), to be the final determination for purposes of this Agreement of Net Cash at Closing for purposes of calculating the Initial Closing Shares pursuant to Section 2.11 so long as Closing occurs within five Business Days after the applicable Dispute Net Cash Determination Date.
(e) If Representatives of Parent and the Company, pursuant to clause (d) above, are unable to negotiate an agreed-upon determination of Net Cash as of a particular date to be agreed to by Parent and the Company, or if Closing does not occur within five Business Days after an applicable Non-Dispute Net Cash Determination Date or an applicable Dispute Net Cash Determination Date, then Parent and the Company shall agree upon a new anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections (a) through (d) above as many times as is reasonably necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until Net Cash at Closing for purposes of calculating the Initial Closing Shares pursuant to Section 2.11 is deemed to have been finally determined for purposes of this Agreement pursuant to this Section 2.10. Notwithstanding the foregoing, in the event that Parent and the Company reach a point in negotiation at which the difference in their respective determinations of Net Cash for purposes of this Section 2.11 is equal to or less than $100,000, Parent and the Company shall agree to split the difference of such amount and set the Net Cash at Closing at the mid-point between their respective determinations of Net Cash. In the event that Parent and the Company are unable to agree upon a determination of Net Cash as of a particular date for purposes of this Section 2.10 prior to February 15, 2010, they agree to submit the dispute to final and binding arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association, to be arbitrated in San Francisco, CA., and the non-prevailing party of such arbitration shall be responsible for all fees, expenses and administrative costs related to such arbitration.

For purposes of this Section 2.10, the following terms shall have the following meanings:
(i) “Net Cash” shall mean, as of any particular date (actual or future), without repetition and including the amounts as set forth on Schedule 2.10, (a) the sum of the Company’s cash and cash equivalents, short-term and long-term investments, accounts receivable (as evidenced by reasonable and customary documentation, consistent with past practices, and net of any allowances for doubtful accounts), the prepaid expenses set forth on Schedule 2.10, restricted cash (including the amount available to be drawn upon under that certain Letter of Credit dated June 15, 2009 and issued by the U.S. Bank National Association International Banking Group in the aggregate principal amount of $1.4 million), and any credit or refund under the Company’s existing directors’ and officers’ liability insurance policy as provided in Section 6.9(a), in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for the Company’s then most recent consolidated balance sheets filed with the SEC (“Company’s Most Recent SEC Balance Sheet”), minus (b) the sum of the Company’s accounts payable and accrued expenses set forth on Schedule 2.10, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for the Company’s Most Recent SEC Balance Sheet (but excluding any such amounts included in the Lease Facility Liability), minus (c) the cash cost of the Company’s contractual obligations and material liabilities (but excluding the Lease Facility Liability) as of such date as mutually agreed upon by the Parties in good faith, minus (d) the cash cost of any change of control payments, severance payments or payments under Section 280G of the Code that become due to any employee of the Company as a result of the Merger, minus (e) the cash cost of any and all unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review or tax audit that may be underway at the Effective Time, but excluding the FIN 48 Liability (as defined below)) for which the Company is liable in respect of any period ending on or before such date, and minus (f) any other unpaid fees and expenses as of such date for which the Company is liable, incurred by the Company in connection with this Agreement (other than those included in clause (b) of this paragraph, above).
(ii) “Target Net Cash” shall mean Thirty-Three Million One Hundred Seventy Five Thousand Seven Hundred Thirty Dollars ($33,175,730) of Net Cash.
2.11 Adjustments to Initial Closing Shares; Issuance of Contingent Value Shares.
(a) Adjustment for Net Cash at Closing. The Initial Closing Shares delivered at the Closing pursuant to Section 2.1(a) shall be adjusted to an amount calculated by multiplying the Initial Closing Shares by a fraction, the numerator of which is the Net Cash at Closing as determined by Section 2.10 above and the denominator of which is the Target Net Cash (the “Adjusted Initial Closing Shares”.
(b) Additional Shares Adjustment for Contingent Liability. Contingent Liability shall consist of the FIN 48 Liability and the Lease Facility Liability (each as defined below).
(i) If the Company has not effected a Lease Facility Settlement (as defined below) with respect to its leases of the real property located at 349 Oyster Point Boulevard, South San Francisco, CA and 379 Oyster Point Boulevard, Suite 10, South San Francisco, CA (together, the “Oyster Point Leases”) prior to the Closing, Parent shall deposit Two Million Six Hundred Fifty Seven Thousand Five Hundred Forty Eight (2,657,548) shares of Parent Common Stock (the “Lease Liability Shares”) with American Stock Transfer and Trust Company (the “Escrow Agent”) to be held by the Escrow Agent in accordance with the terms hereof and of the escrow agreement, in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”). Six Hundred Eighty Five Thousand (685,000) of the Lease Liability Shares shall be defined as “FIN 48 Shares”, and shall be treated as a subset of the Lease Liability Shares. The difference between the Lease Liability Shares and the FIN 48 Shares which is equal to One Million Nine Hundred Seventy Two Thousand Five Hundred Forty Eight (1,972,548) shares, shall be referred to as the “Net Lease Liability Shares.”

(ii) If prior to the Closing the Company defeases or offsets its obligations and liabilities with respect to the Oyster Point Leases (the “Lease Facility Liability”), by either (x) obtaining the full and unconditional release from the landlord of the Company with respect to the Lease Facility Liability, or (y) assigning its obligations and rights under the Oyster Point Leases or subletting the facilities under the Oyster Point Leases, in each case to one or more assignee(s) or subtenant(s), each of which assignee(s) or subtenant(s), and the terms and conditions of assignment or subletting, shall be acceptable to Parent in its sole discretion (provided, however, if in connection with a proposed assignment of the Oyster Point Leases either the Company or the Surviving Corporation shall be released from all obligations with respect to the Oyster Point Leases, such proposed assignment and release shall be accepted by Parent), and in each case as approved in writing by the landlord (the “Lease Facility Settlement”), the Net Lease Liability Shares shall not be deposited with the Escrow Agent and the Initial Closing Shares will be adjusted as follows: (a) if the total amount of all costs due from or paid by the Company in connection with the Lease Facility Settlement (the “Lease Settlement Amount”) (the calculation of which is described in more detail below) is less than or equal to Six Million Six Hundred Thousand Dollars ($6,600,000), the Initial Closing Shares shall be adjusted by adding all of the Net Lease Liability Shares to the Initial Closing Shares, and such adjusted number of Initial Closing Shares shall be issued at Closing; (b) if the Lease Settlement Amount is greater than Six Million Six Hundred Thousand Dollars ($6,600,000) but less than or equal to Ten Million Four Hundred Eighty Thousand Dollars ($10,480,000), the Initial Closing Shares shall be adjusted by adding a number of Lease Liability Shares to the Initial Closing Shares (the “Closing Adjusted Lease Liability Shares”). The Closing Adjusted Lease Liability Shares shall be calculated by multiplying the Lease Liability Shares by a fraction, the numerator of which is the difference between Ten Million Four Hundred Eighty Thousand Dollars ($10,480,000) and the Lease Settlement Amount and the denominator of which is Three Million Eight Hundred Eighty Thousand Dollars ($3,880,000), and then subtracting the FIN 48 Shares from the product of this calculation; provided, however, that if the Closing Adjusted Lease Liability Shares are greater than zero, then the Closing Adjusted Lease Liability Shares shall be included in the number of Initial Closing Shares which shall be issued at Closing; and (c) if the Lease Settlement Amount is greater than Ten Million Four Hundred Eighty Thousand Dollars ($10,480,000), the holders of Company Common Stock shall not be entitled to any of the Lease Liability Shares as of the Closing, and accordingly the Initial Closing Shares will not be adjusted.
For purposes of this Section 2.11, the following terms shall have the following meanings:
“FIN 48 Liability” means (i) actual federal or state Taxes (not to exceed $1,000,000, and determined after reduction by all available Tax losses, credits, deductions, and carryforwards) of the Company and its Subsidiaries that are required to be paid pursuant to a Final Determination with respect to the taxable income of the Company in respect of its joint venture interest in Celltrion, Inc. (“Celltrion”), for fiscal years ended December 31, 2004 and 2005, directly as a result of those certain licensing transactions involving Celltrion that are the subject of the long-term deferred tax provision of the Company included on the Most Recent Balance Sheet, plus (ii) the actual and reasonable cost of appealing any FIN 48 Liability. For purposes of this paragraph, “Final Determination” means a final “determination” of a taxing authority or court (after exhaustion of all commercially reasonable appeals) within the meaning of Section 1313(a) of the Code and which is initially asserted or assessed by a taxing authority either prior to Closing or during the Contingent Term (as defined below). For the avoidance of doubt, Parent shall not report any FIN 48 Liability on any tax return of any entity absent a Final Determination of such FIN 48 Liability unless Stockholder Representative receives a written opinion from Parent’s tax advisor, which shall be either a nationally recognized accounting firm or law firm, that inclusion of any such FIN 48 Liability on such tax return is required, in such tax advisor’s opinion, under applicable Tax law.

“Lease Settlement Amount” shall consist of the difference between:
(A) the sum of payments by the Company (if prior to the Closing) or Parent or the Surviving Corporation (if after the Closing) relating to the Leased Facilities that consist of (without duplication): (1) Base Rent, Additional Rent and Basic Operating Costs (each as defined in the Oyster Point Leases), (2) required insurance on the Leased Facilities, (3) real estate Taxes on the Leased Facilities for which the Company or the Surviving Corporation are responsible, (4) any costs that are imposed by the landlord under the Oyster Point Leases, or required by any assignee or subtenant, in order to restore the Leased Facilities to their condition prior to the entry by the Company into the Oyster Point Leases, or any such costs incurred to prepare the Leased Facilities for occupancy by any assignee or subtenant, (5) the amount of any brokerage fee paid in connection with any assignment or sublease, (6) any improvement allowance, demising costs, relocation allowance or other cost or inducement payable pursuant to any sublease or assignment, (7) costs paid to any professional consultants for testing or investigation of the physical condition of the Leased Facilities, equipment or building systems as a requirement of any subtenant or assignee (other than those costs to be paid by Parent pursuant to Section 7.2(f) below), (8) costs incurred to maintain the Leased Facilities, (9) reasonable legal fees incurred in connection with the Lease Facility Settlement, including but not limited to the cost of reviewing and negotiating assignment, release and sublease documents, (10) the net amount of any security deposit and/or letter of credit amounts paid to a landlord as security for the obligations under the Oyster Point Leases, offset by any security deposit and/or letter of credit amounts paid by any subtenant(s) or assignee(s) of the Oyster Point Leases, and (11) costs of transferring any necessary Permits to any assignee or subtenant; and
(B) the sum of receipts by or payments due to the Company (if prior to the Closing) or Parent or the Surviving Corporation (if after the Closing), or paid directly to the landlord of the Leased Facilities by the subtenant or assignee in connection with any sublease or assignment of the Leased Facilities, including (without duplication): (1) rent received or receivable from or payable by a subtenant or assignee, (2) any reimbursement of costs incurred to prepare the Leased Facilities for occupancy by any assignee or subtenant, (3) any other payments received from the landlord, assignee(s) or subtenant(s) for its interest in the Leased Facilities or any of its trade fixtures or other personal property contained therein (as offset by any portion of such payment due to the landlord as additional rent) (4) any proceeds from the sale of the Company’s trade fixtures or other personal property contained in the Leased Facilities, (5) any other reimbursements or payments related to a sublease or assignment paid or due to the Company, the Surviving Corporation or the landlord, and (6) any relief from payment of rent to the landlord by the Company or the Surviving Corporation in connection with any sublease, assignment, the sale or redevelopment of the Leased Facilities or otherwise.

In the event that the calculation of payments and receipts for purposes of calculating the Lease Settlement Amount requires estimation, those amounts will be determined based upon the parties’ good faith estimates and historical trends of actual amounts incurred, as applicable.
(iii) If the Company has not effected a Lease Facility Settlement prior to the Closing, and Parent deposits the Lease Liability Shares with the Escrow Agent, the Surviving Corporation shall have the right to seek a Lease Facility Settlement, as follows: A consultant or broker shall be engaged by the Surviving Corporation or Parent for purposes of seeking to settle the Lease Facility Liability, which consultant or broker shall be subject to the written prior approval of the Parent and the Stockholder Representative, which consents shall not be unreasonably withheld. If within the period of two (2) years following the Closing (the “Contingent Term”), such consultant or broker presents terms to the Surviving Corporation or Parent for the Lease Facility Settlement which would cause the Lease Settlement Amount to be less than or equal to $10,480,000 and which otherwise meets the conditions set forth in Section 2.11(b)(ii) clauses (x) or (y), then the Surviving Corporation shall accept such terms. In any event, the Surviving Corporation shall use commercially reasonable efforts and diligence to obtain a Lease Facility Settlement within the Contingent Term. If, during the Contingent Term the Surviving Corporation achieves a full Lease Facility Settlement, the release of the Lease Liability Shares from escrow shall be treated as contemplated in Section 2.11(b)(ii) and shall be distributed to the holders of Company Common Stock based upon the ownership percentage of each holder of Company Common Stock immediately prior to the Effective Time. In addition, if, during the Contingent Term, a partial Lease Facility Settlement is achieved by means of a portion of the Lease Facility Liability being released by the landlord, or by means of the assignment or subleasing of a portion of the Oyster Point Leases under circumstances meeting the conditions set forth in Section 2.11(b)(ii) clause (y), then (i) a Lease Settlement Amount shall be calculated based upon such partial Lease Facility Settlement pursuant to the calculation set forth in Section 2.11(b)(ii), and (ii) the release of Lease Liability Shares from escrow shall be treated as contemplated in Section 2.11(b)(ii) based on such Lease Settlement Amount, including the subtraction of the FIN 48 Shares as provided therein. A similar adjustment shall be calculated thereafter with respect to each additional partial Lease Facility Settlement, if any, during the Contingent Term. Parent shall make the foregoing adjustments and direct the Escrow Agent to release the appropriate portion of the Lease Liability Shares (i) initially at such time as the Lease Settlement Amount shall fall below $10,480,000, and (ii) upon each subsequent partial Lease Facility Settlement, if any, during the Contingent Term which results in a further reduction of the Lease Settlement Amount as recalculated for such event. The Lease Liability Shares released from escrow pursuant to this Section 2.11(b)(iii) shall be distributed to the holders of Company Common Stock based upon the ownership percentage of each holder of Company Common Stock immediately prior to the Effective Time, subject to the withholding of the FIN 48 Shares as contemplated in Section 2.11(b)(ii) above and in the following Section 2.11(b)(iv), and provided that in no event shall the number of shares distributed exceed an amount equal to the Net Lease Liability Shares. At the end of the Contingent Term the balance of the Lease Liability Shares not released to the holders of Company Common Stock as provided above shall be returned to the Parent.

(iv) If, during the Contingent Term there has been a Lease Facility Settlement and a subtraction of FIN 48 Shares from the Total Lease Liability Shares pursuant to Section 2.11(b)(ii) (i.e., fewer than all of the Lease Liability Shares were returned to the Parent upon a Lease Facility Settlement), and a FIN 48 Liability is imposed upon Parent or the Surviving Corporation following a Final Determination, then a portion of the FIN 48 Shares so withheld shall be released by the Escrow Agent in accordance with the Escrow Agreement and returned to the Parent, with such portion being equal to the total FIN 48 Shares multiplied by a fraction, the numerator of which shall be the amount of the actual FIN 48 Liability, and the denominator of which shall be $1,000,000. In the event that, during the Contingent Term, there has been a Lease Facility Settlement and a subtraction of FIN 48 Shares from the Lease Liability Shares pursuant to Section 2.11(b)(ii) (i.e., fewer than all of the Lease Liability Shares were returned to the Parent upon a Lease Facility Settlement), and the aggregate FIN 48 Liability imposed upon Parent or the Surviving Corporation as of the end of the Contingent Term is less than $1,000,000, then any FIN 48 Shares not released to Parent and otherwise due to holders of Company Common Stock as a result of a Lease Facility Settlement as described above in Sections 2.11(b)(ii) and 2.11(b)(iii) shall be distributed to the holders of Company Common Stock based upon the ownership percentage of each holder of Company Common Stock immediately prior to the Effective Time.
Notwithstanding the foregoing sentence, if, prior to the expiration of the Contingent Term, Parent or the Surviving Corporation receives notice from a Governmental Authority stating that transactions described in the definition of FIN 48 Liability are under review and/or that a FIN 48 Liability may be imposed upon Parent or the Surviving Corporation, the FIN 48 Shares shall not be distributed either to Parent or to the holders of Company Common Stock and shall be held in accordance with the Escrow Agreement until the resolution of the outcome of the matters set forth in such notice.
(c) Potential Adjustments related to Emergent BioSolutions. (A) If, prior to the Closing, the Three Million Dollar ($3,000,000) milestone payment (an “Emergent Event”) pursuant to Section 2.4 of that certain Asset Purchase Agreement by and between the Company and Emergent BioSolutions, Inc. (“Emergent”), dated as of May 2, 2008 (the “Emergent Purchase Agreement”) has either been paid to the Company or becomes due and payable to the Company, as evidenced (x) either by written notification by Emergent under Section 2.7(a) of the Emergent Purchase Agreement acknowledging achievement of the milestone under Section 2.4(a) of said agreement , or by Emergent’s public announcement of, or by a statement contained in a press release or SEC filing, or in a statement or announcement by the U.S. Government or any agency or subdivision thereof, regarding Emergent’s entering into a definitive agreement of the type which requires the payment of such milestone, and (y) the Company in turn having submitted an invoice for $3,000,000 to Emergent, then (i) $3,000,000 shall be added to Net Cash and the Initial Closing Shares shall be adjusted pursuant to Section 2.11(a), and (ii) Parent shall further increase the Initial Closing Shares by Seven Hundred Eighty Five Thousand (785,000) for each One Hundred Million Dollars ($100,000,000) of award value associated with such procurement contract(s) which give rise to the Emergent Event, up to a maximum of Three Million

Nine Hundred Twenty Five Thousand (3,925,000) shares. (B) If an Emergent Event does not occur prior to Closing, Parent shall deposit into escrow an additional Five Million Eight Hundred Thousand (5,800,000) shares of Parent Common Stock (the “Emergent Milestone Shares”) to be held by the Escrow Agent and if an Emergent Event occurs during the Contingent Term, One Million Eight Hundred Seventy Five Thousand (1,875,000) of the Emergent Milestone Shares shall be released from escrow and shall be distributed to the holders of Company Common Stock based upon the ownership percentage of each holder of Company Common Stock immediately prior to the Effective Time. (C) During the Contingent Term, upon the signing by Emergent of one or more procurement contract(s) as described in clause (A) above, Seven Hundred Eighty Five Thousand (785,000) of the Emergent Milestone Shares for each One Hundred Million Dollars ($100,000,000) of award value associated with such procurement contract(s), up to a maximum of Three Million Nine Hundred Twenty Five Thousand (3,925,000) shares (less any amount of shares added to the Initial Closing Shares pursuant to clause (A)(ii) above), shall be released from escrow and shall be distributed to the holders of Company Common Stock based upon the ownership percentage of each holder of Company Common Stock immediately prior to the Effective Time, in accordance with the terms of the Escrow Agreement.
2.12 Escrow Arrangement. At the Closing, Parent shall deposit the Total Lease Liability Shares and, unless an Emergent Event has occurred prior to the Closing and there is a monetization agreement in place as provided in Section 2.11(c), the Emergent Milestone Shares (collectively the “Escrowed Shares”), as applicable, with the Escrow Agent as follows:
(a) Total Lease Liability Shares. The Total Lease Liability Shares, if any, shall be held during the Contingent Term and shall be released in accordance with Section 2.11(b)(iii) hereof and the terms of the Escrow Agreement.
(b) Emergent Milestone Shares. The Emergent Milestone Shares, if any, shall be held during the Contingent Term and shall be released in accordance with Section 2.11(c) hereof and the terms of the Escrow Agreement.
(c) Information Regarding Release of Escrowed Shares. (i) In connection with any determination by Parent that any Escrowed Shares should be released under the Escrow Agreement, (ii) at least 10 business days prior to the termination of the Escrow Agreement, and (iii) periodically as may be reasonably requested by the Stockholder Representative (but no more often than once per fiscal quarter), Parent shall provide a statement of its calculation of the Escrowed Shares to be released, either to the holders of Company Common Stock as of the Effective Time or to Parent, based on all then-current information held by Parent, together with reasonable documentation in support for such calculation.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that the statements contained in this Section 3 are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 3. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or reasonably foreseeable prospects of the Company and its Subsidiaries, taken as a whole, excluding any changes, events or effects that are solely attributable to: (i) general economic conditions worldwide, (ii) conditions resulting from the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby, or (iii) the Company entering into a Lease Facilities Settlement. In the event of any litigation regarding clause (ii) of the foregoing provision, the Company shall be required to sustain the burden of demonstrating that any such change, event or effect is directly attributable to the Merger and other transactions contemplated by this Agreement.
3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided to Parent true, complete and correct copies of its Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) and Bylaws as amended to date (“Company Bylaws”). The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.
3.2 Subsidiaries.
(a) Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 sets forth a complete and correct list of each Subsidiary of the Company as of the date of this Agreement.
(b) Each Subsidiary of the Company is a corporation duly organized, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing (to the extent such concepts are applicable), under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, and non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by the Company (other than directors’ qualifying shares in the case of foreign Subsidiaries) free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, “Liens”); and (iii) free of any restriction, including any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities Law.

(d) None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the U.S. Securities and Exchange Commission (the “SEC”).
(e) For purposes of this Agreement, the term “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnership interests in which held by such party or Subsidiary of such party do not have a majority of the voting interest of such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
3.3 Capital Structure.
(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 65,000,000 shares of Company Common Stock and 19,979,500 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”).
(b) As of the close of business on the day prior to the date hereof: (i) 33,106,523 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 4,718,864 shares of Company Common Stock were duly reserved for future issuance pursuant to employee stock options granted pursuant to the Company Stock Plans; (v) 2,097,541 shares of Company Common Stock were duly reserved for future issuance pursuant to the exercise of Company Warrants as set forth in Section 3.3 of the Company Disclosure Schedule. Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.
(c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans, the Company Stock Options and the Company Warrants will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. The Company has no outstanding shares of Company Common Stock that are subject to a right of repurchase that will survive the Merger.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).
(e) The Company has previously made available to Parent a complete and correct list of the holders of all Company Stock Options and Company Warrants outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Company Stock Plans).
(f) All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding Company Warrants and Company Stock Options were issued in compliance in all material respects with all applicable federal and state securities Law.
(g) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Company. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith of the Company or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.
(h) Other than the Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

3.4 Authority; No Conflict; Required Filings.
(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Certificate of Incorporation (the “Company Stockholder Approval”), to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.
(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equitable Exceptions”).
(c) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation or Bylaws of the Company or other equivalent organizational documents of any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) Material Permit or (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets is bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger.
(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) filings under and compliance with any applicable requirements under the Securities Act; (iii) filings under and compliance with any applicable requirements under the Exchange Act; (iv) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; and (v) such consents, approvals, orders or authorizations, or registrations, declarations or filings, which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Board Approval; Section 203; Required Vote.
(a) The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (the “Company Board Recommendation”) the adoption of this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption.
(b) The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies to this Merger.
(c) The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.
3.6 SEC Filings; Sarbanes-Oxley Act.
(a) Since January 1, 2008, the Company has timely filed all forms, reports and documents required to be filed by the Company with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, the “Company SEC Reports”). The Company SEC Reports: (i) were timely filed; (ii) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be; and (iii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. There are no pending, unresolved comments from the Staff of the SEC with respect to any filing or submission made by the Company with the SEC, whether under the Securities Act or the Exchange Act.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Company Financial Statements”), at the time filed, (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not material in amount.

(c) Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(d) The management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has complied with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or under the Exchange Act. Each Company SEC Report that was required to be accompanied by a certification required to be filed or submitted by the Company’s principal executive officer or the Company’s principal financial officer was accompanied by such certification and at the time of filing such certification was true and accurate.
(e) The management of the Company has (i) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting identified by the management of the Company which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed in writing to Parent prior to the date hereof all disclosures described in clause (ii) of the immediately preceding sentence made prior to the date of this Agreement based on its most recent evaluation of internal control over financial reporting.
3.7 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any material liabilities or obligations of the type required to be reflected in financial statements and notes thereto prepared in accordance with GAAP, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Company’s Form 10-Q (the “Most Recent Balance Sheet”) filed with the SEC on August 3, 2009; (ii) obligations under any Company Material Contract; and (iii) liabilities or obligations incurred since June 30, 2009 (the “Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice.

3.8 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or could reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 5.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.
3.9 Agreements, Contracts and Commitments.
(a) The Company has made available to Parent, or has filed as an exhibit to a Company SEC Report, a complete and correct copy of each material agreement or contract to which it is a party as of the date of this Agreement, including any agreement or contract that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Company SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC (“Regulation S-K”), or (ii) which has been entered into by the Company or any of its Subsidiaries since the Most Recent Balance Sheet Date and will be required to be filed by the Company with the SEC pursuant to Item 601(a)(1) of Regulation S-K (collectively, the “Company Material Contracts”).
(b) Neither the Company nor any of its Subsidiaries is in breach, or has received in writing any claim that it is in breach, of any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or any of its Subsidiaries.
(c) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and to the knowledge of the Company, (i) no other party to such contract is in default under such contract, and (ii) with respect to the Emergent Purchase Agreement, to the Company’s knowledge, Emergent is in compliance with its obligations thereunder, including but not limited to Section 6.7 thereof (“Diligence and Reporting Obligations”).
3.10 Compliance with Laws. The Company is, and since January 1, 2008 has been, in compliance in all material respects with all applicable laws and judgments of any Governmental Authority applicable to its businesses or operations. There is no pending, or, to the Company’s knowledge, threatened claim, demand or investigation alleging a violation by the Company of any applicable law or judgment of any Governmental Authority applicable to its businesses or operations.

3.11 Material Permits.
(a) Except as may be disclosed in Section 3.11 of the Company Disclosure Schedule, the Company possesses all material licenses, certificates, permits, consents, orders, approvals and authorizations from United States and foreign government authorities, including, without limitation, the FDA and any agency of any foreign government and any other foreign regulatory authority exercising authority comparable to that of the FDA (including any non-governmental entity whose approval or authorization is required under foreign law comparable to that administered by the FDA) (each a “Material Permit”) that are necessary to the ownership of the Company’s property or to the conduct of its business in the manner and to the extent now conducted. A list of such Material Permits is set forth on Section 3.11 of the Company Disclosure Schedule. Each issued Material Permit is currently in full force and effect, and no proceeding has been instituted or is pending or, to the best of the Company’s knowledge, is contemplated or threatened, which in any manner adversely affects or draws into question the validity or effectiveness thereof or relates in any way to the revocation or modification thereof. The Company and its Subsidiaries are in compliance with all such Material Permits, except for any failures to be in compliance that would not reasonably be expected to have had a Company Material Adverse Effect.
(b) Except as disclosed in Section 3.11 of the Company Disclosure Schedule (1) each Investigational New Drug application (“IND”) submitted by the Company to the FDA or similar application submitted by the Company to foreign regulatory bodies, and related documents and information, was submitted and maintained in compliance in all material respects with applicable statutes, rules and regulations administered or promulgated by the FDA or other regulatory body, (2) the studies, tests and preclinical and clinical trials that were conducted by or on behalf of the Company were conducted, to the best of the Company’s knowledge, in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company; and the drug substances used in the clinical trials have been manufactured to the best of the Company’s knowledge, under current Good Manufacturing Practices, and (3) the Company used commercially reasonable efforts to review, from time to time, the progress and results of the studies, tests and preclinical and clinical trials and, based upon (i) the information provided to the Company by the third parties conducting such studies, tests and preclinical and clinical trials and the Company’s review of such information, and (ii) the Company’s actual knowledge, the Company reasonably believes that such descriptions of the results of such studies, tests and preclinical and clinical trials are accurate and complete in all material respects. The Company had not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Company. No filing or submission to the FDA or any other regulatory body, that was intended to be the basis for any approval of the Company’s product candidates, contained, to the knowledge of the Company, any material omission or, to the knowledge of the Company, material false information.

3.12 Litigation and Product Liability. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries which, if decided adversely might (a) be considered reasonably likely to result in (i) a Company Material Adverse Effect or (ii) damages payable by the Company of any of its Subsidiaries in excess of $100,000 in the aggregate, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, handled, stored, or sold by, on behalf of or in cooperation with the Company.
3.13 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or any of its Subsidiaries or (b) any acquisition of any Person or property by the Company or any of its Subsidiaries, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Company Material Adverse Effect.
3.14 Employee Benefit Plans.
(a) Section 3.14 of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, all insurance and other similar fringe or employee benefit plans, programs or arrangements, and all current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (a “Company ERISA Affiliate”), whether or not such plan is terminated (together, the “Company Employee Plans”). The Company has provided to Parent the correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the Internal Revenue Service (“IRS”), (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance contracts and other agreements which implement each such Company Employee Plan.
(b) (i) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan, nor are there any current or threatened Liens on the assets of any Company Employee Plan, (iii) all Company Employee Plans conform to, and in their operation and administration are in all respects in compliance with the terms thereof and requirements prescribed by any and all Law (including ERISA and the Code and all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the

Company and Company ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and the Company has no knowledge of any default or violation by any other party with respect to, any of the Company Employee Plans, (v) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, (viii) each Company Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither the Company nor any Company ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA, except in each case in this Section 3.14(b) as would not reasonably be expected to have a Company Material Adverse Effect.
(c) No Company Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any Company ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Company Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any Company ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.
(d) Each Company Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with all Law applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, except for such failures to comply as would not reasonably be expected to have a Company Material Adverse Effect. No Company Employee Plan or written or oral agreement exists which obligates the Company or any Company ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any Company ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with the Company or any Company ERISA Affiliate, including retiree medical, health or life benefits, other than COBRA Coverage or other applicable Law.

(e) Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, no Company Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an Company ERISA Affiliate. Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, no Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.
(f) All contributions due and payable on or before the Closing Date in respect of any Company Employee Plan have been made in full and proper form, or adequate accruals in accordance with generally accepted accounting principles have been provided for in the Company’s Financial Statements for all other contributions or amounts in respect of the Company Employee Plans for periods ending on the Closing Date.
(g) The consummation of the transactions contemplated by this Agreement will not, except as set forth in Section 3.14(g) of the Company Disclosure Schedule, (A) entitle any individual to severance or separation benefits or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. No payment taken either alone or when aggregated with other payments made or contemplated under any Company Employee Plan or other benefit arrangement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code.
(h) With respect to each Company Employee Plan, (A) there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate the Company Employee Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Company Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (B) the Company has satisfied any and all bond coverage requirements of ERISA. Each Company Employee Plan may be transferred by the Company or Company ERISA Affiliate to Parent.
(i) Each Company Employee Plan which is covered by Section 409A of the Code is in compliance with Section 409A of the Code and the final regulations promulgated thereunder.
(j) No Company Employee Plan presents any risk of liability to the Company, its assets or stock, including a risk of Lien against the Company, its assets or stock whether before or on or after the Closing.
(k) Neither the Company nor any of its Company ERISA Affiliates or Subsidiaries is a party to any written: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; or (iii) agreement with any current or former employee of the Company or any of its Company ERISA Affiliates or Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $150,000 per annum.

(l) Section 3.14(l) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of the Company who holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock of the Company, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 3.14(l) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights. True, complete and correct copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been furnished to Parent and are listed in Section 3.14(l) of the Company Disclosure Schedule.
3.15 Labor and Employment Matters.
(a) (i) To the knowledge of the Company, there are no material labor grievances pending or, to the knowledge of the Company, threatened between the Company or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received written notice of any pending charge by any Governmental Authority of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by any Governmental Authority that the Company has failed to comply with any material Law relating to employment or labor matters. The Company is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.
(b) The Company is currently in compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 2.l5(b) as would not reasonably be expected to have a Company Material Adverse Effect.

(c) Except as otherwise set forth in Section 3.15(c) of the Company Disclosure Schedule, (i) all contracts of employment to which the Company or, to the knowledge of the Company, any of its Subsidiaries is a party are terminable by the Company or its Subsidiaries on three months’ or less notice without penalty; (ii) there are no legally binding established practices, plans or policies of the Company or, to the knowledge of the Company, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 3.15(c) of the Company Disclosure Schedule; and (iv) there is no term of employment of any employee of the Company or, to the knowledge of the Company, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.
(d) Section 3.15(d) of the Company Disclosure Schedule sets forth a list of the Company’s employees as of the date hereof including such employee’s job title, current compensation rate, and accrued unpaid leave or vacation.
(e) Section 3.15(e) of the Company Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.
(f) Section 3.15(f) of the Company Disclosure Schedule sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.
(g) Section 3.15(g) of the Company Disclosure Schedule sets forth a list of the Company employees that, as of the date hereof, have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Parent.
3.16 Registration Statement; Proxy Statement/Prospectus.
(a) The information to be supplied by the Company for inclusion (or incorporation by reference, as the case may be) in the registration statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered by Parent under the Securities Act (including any amendments or supplements thereto, the “Registration Statement”) shall not, at the time such document is filed with the SEC, at the time it is amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(b) The information to be supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Company and Parent in connection with the special meetings of stockholders of the Company and Parent (the “Special Meetings”) to consider and vote on a proposal to adopt this Agreement (such proxy statement/prospectus, as the same may be amended or supplemented, the “Proxy Statement”) shall not on the date the Proxy Statement is first mailed to the stockholders of the Company and Parent, at the time of the Special Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.17 Properties and Assets.
(a) The Company and its Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case in this Section 3.17(a) as would not reasonably be expected to have a Company Material Adverse Effect.
(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and correct list of each parcel of real property owned or leased by the Company or any of its Subsidiaries (the “Leased Facilities),” with the leases pursuant to which the Company or any of its Subsidiaries is a tenant of any such Leased Facility being hereinafter referred to as the “Leases”). Section 3.17(b) of the Company Disclosure Schedule also sets forth a complete and correct summary of all the Lease Facility Liability as of the date hereof. As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect (i) the Leases are in full force and effect in accordance with their terms, (ii) the Company is not in default of any of its obligations under the Leases and (iii) to the Company’s knowledge, the landlords under the Leases are not in default of the landlords’ obligations under the Leases. The Company has not been in default of any of its obligations under any Lease on more than three occasions in the twelve months preceding the date of this Agreement. The Company and its Subsidiaries have the right to assign the Leases to the Surviving Corporation and to allow the Parent and its Subsidiaries to occupy the Leased Facilities. At the Effective Date, the premises to be conveyed or leased by the Surviving Corporation following the Closing pursuant to the Leases shall be free and clear of all subtenants and occupants other than the Surviving Corporation’s employees. Neither the Company nor any of its Subsidiaries has granted to any Person any options or encumbrances on the Leased Facilities, which would allow such Person to interfere with or limit the Surviving Corporation’s rights in the Leased Facilities during the term thereof and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any of the Leases.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, all personal property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries (i) are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), (ii) comply with the applicable Leases and with all applicable Laws in all material respects, and (iii) are suitable for the purposes for which they are presently used.
(d) To the Company’s knowledge, there is no condemnation, expropriation or appropriation proceeding pending or threatened against any Leased Facility or any of the improvements thereon.
(e) True and correct copies of the documents under which the Leased Facilities are leased or subleased to or utilized and/or operated by the Company and its Subsidiaries (the “Lease Documents”) have heretofore been delivered or made available to Parent. The Lease Documents are unmodified and in full force and effect.

3.18 Insurance.
(a) Section 3.18 of the Company Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies since January 1, 2008. The Company and its Subsidiaries maintain policies of insurance with reputable companies against loss relating to their business, operations and properties and such other risks as companies engaged in similar business would, in accordance with good business practice, customarily insure (the “Company Insurance Policies”). Without limiting the foregoing, these include fire liability, commercial general liability, product liability, clinical trial, employer’s liability, workers’ compensation, business automobile insurance and directors and officers liability. All premiums due and payable under the Company Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Company Insurance Policies have been made available to Parent.
(b) The Company Insurance Policies are in full force and effect and there are no material claims pending as of the date of this Agreement as to which coverage has been denied by the Company’s respective insurer. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2008, all material claims thereunder have been filed in a due and timely fashion, and neither the Company nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has the Company or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.
3.19 Taxes.
(a) For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, and any assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.
(b) Each of the Company and its Subsidiaries has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.
(c) Each of the Company and its Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to withhold that would not reasonably be expected to have a Company Material Adverse Effect.

(d) There is no material Tax deficiency proposed in writing or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect.
(e) Neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Most Recent Balance Sheet Date in the ordinary course of business.
3.20 Environmental Matters.
(a) The Company is in compliance in with all Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all Material Permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.
(b) The Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of the Company, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Company has no knowledge of any condition at any of the properties leased by the Company or any of its Subsidiaries that would have a material adverse effect on the Company or its Subsidiaries, except where such conditions would not reasonably be expected to have a Company Material Adverse Effect.
(c) To the knowledge of the Company, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company or any of its Subsidiaries under any Environmental Law except where such facts, circumstances or conditions would not reasonably be expected to have a Company Material Adverse Effect.
(d) The Company has made available to Parent true, complete and correct copies of all of the Company’s environmental audits, material assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) None of the facilities ever used by the Company or any of its Subsidiaries has been a site for the Company’s or any of its Subsidiaries’ use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of the Company and its Subsidiaries, all of which Materials of Environmental Concern have been stored and used in compliance with all Material Permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.
(f) To the Company’s knowledge, (i) no release of Materials of Environmental Concern has occurred at, from, in, to, on, or under any of the facilities used by the Company or any of its Subsidiaries and (ii) no Materials of Environmental Concern are present in, on, about or migrating to or from any such location, in each case in a manner or in quantities reasonably likely to have a Company Material Adverse Effect.
(g) Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any of its or their respective predecessors or any entity previously owned by any of the foregoing, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Materials of Environmental Concern at or to any of the facilities used by the Company or any of its Subsidiaries, except in each case in compliance with applicable Environmental Laws, except where such activities would not reasonably be expected to have a Company Material Adverse Effect.
(h) To the Company’s knowledge, neither the Company nor any of its Subsidiaries is the subject of any federal, state, local or private litigation, proceedings, administrative action, or investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither the Company nor any of its Subsidiaries has received or is subject to any order or decree of any Governmental Authority relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Company Material Adverse Effect.
(i) To the Company’s knowledge, no (i) underground storage tanks or surface impoundments, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde exist on any property currently owned or leased by the Company or its Subsidiaries.
(j) There has been no environmental investigation, sampling data, study, audit, test, review or other analysis conducted or commissioned by the Company or any of its Subsidiaries or in the control, possession or custody of the Company or any of its Subsidiaries with respect to any property owned or leased by the Company or any of its Subsidiaries which has not been delivered to Parent prior to execution of this Agreement.

(k) The Company and its Subsidiaries, and, to the Company’s knowledge, its and their respective predecessors and each entity previously owned by any of the foregoing, have provided all notifications and warnings, made all registrations and pre-registrations, made all reports, and kept and maintained all records required pursuant to all Environmental Laws applicable to their respective material properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, except where such activities would not reasonably be expected to have a Company Material Adverse Effect.
(l) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, “Environmental Law” shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation pertaining to the: (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels, containers and other closed receptacles. “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.
3.21 Intellectual Property.
(a) Each of Company and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans and general intangibles of like nature, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted and as reasonably foreseeable, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect (collectively, the “Company Intellectual Property Rights”).

(b) The Company and/or its Subsidiaries exclusively own all right, title, and interest to and in Company Intellectual Property Rights identified in Section 3.21(a) of the Company Disclosure Schedule free and clear of any Liens (other than licenses and rights granted pursuant to the Contracts identified in Section 3.21(e) of Company Disclosure Schedule). The Company Intellectual Property Rights identified in Section 3.21(b) and Section 3.21(c) of the Company Disclosure Schedule are exclusively licensed to Company and/or its Subsidiaries pursuant to the Contracts identified in Section 3.21(d) of the Company Disclosure Schedule. Without limiting the generality of the foregoing:
(i) All documents and instruments necessary to establish, perfect, and maintain the rights of the Company and its Subsidiaries in Company Intellectual Property Rights identified in Section 3.21(a) of the Company Disclosure Schedule have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.
(ii) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company Intellectual Property Rights owned or co-owned by the Company and/or its Subsidiaries, as indicated in Sections 3.21(a) or 3.21(b) of the Company Disclosure Schedule, has signed a valid, enforceable agreement containing an assignment of such Company Intellectual Property Rights to the Company or one of its Subsidiaries and confidentiality provisions protecting Company Intellectual Property Rights. No current or former stockholder, officer, director, or employee of the Company or its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property Rights. No employee of the Company or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Company and its Subsidiaries or (B) in breach of any Contract with any former employer or other Person concerning Company Intellectual Property Rights or confidentiality due to his activities as an employee of the Company or any of its Subsidiaries.
(iii) Each of the Company and its Subsidiaries has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company and its Subsidiaries or any of their marketed products, product candidates, and products in research or development.
(c) Section 3.21(a) of the Company Disclosure Schedule identifies all Company Intellectual Property Rights solely owned by the Company and/or its Subsidiaries registered with any Governmental Authority or for which an application has been filed with any Governmental Authority. Section 3.21(b) identifies all Company Intellectual Property Rights registered with any Governmental Authority or for which an application has been filed with any Governmental Authority that are exclusively licensed to Company and/or its Subsidiaries and for which the Company and/or its Subsidiaries control and/or oversee interactions with the Governmental Authority. Section 3.21(c) identifies all Company Intellectual Property Rights registered with any Governmental Authority or for which an application has been filed with any Governmental Authority that are exclusively licensed to the Company and/or its Subsidiaries, but for which the owner of the intellectual property rights controls interactions with the Governmental Authority. Each of Section 3.21(a), Section 3.21(b) and Section 3.21(c) of the Company Disclosure Schedule sets forth (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. The term “Registered Company Intellectual Property Rights” refers to the collective contents of Sections 3.21(a), Section 3.21(b), and Section 3.21(c). Section 3.21(c) of the Company Disclosure Schedule identifies and provides a brief description of all other Company Intellectual Property Rights as of the date hereof that are material to the business of the Company and its Subsidiaries.

(d) Section 3.21(d) of the Company Disclosure Schedule sets forth (i) each Contract pursuant to which any Company Intellectual Property Right is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company or its Subsidiaries (other than (A) agreements between the Company or any of its Subsidiaries and their respective employees in the their standard forms thereof and (B) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any product of the Company or its Subsidiaries and that is not otherwise material to the business of any of the Company or its Subsidiaries); and (ii) whether the licenses or rights granted to the Company or its Subsidiaries in each such Contract are exclusive or non-exclusive.
(e) Section 3.21(e) of the Company Disclosure Schedule sets forth each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property Right. Neither the Company nor any of its Subsidiaries are bound by, and no Company Intellectual Property Right is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Company or its Subsidiaries to use, exploit, assert, or enforce any Company Intellectual Property Right anywhere in the world.
(f) To the knowledge of the Company, all Registered Company Intellectual Property Rights are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing:
(i) Each item of Registered Company Intellectual Property Rights owned by the Company and, to the knowledge of the Company, each item of Registered Company Intellectual Property Rights licensed to the Company, is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered Company Intellectual Property Rights in full force and effect have been made by the applicable deadline.
(ii) As of the Closing Date, in connection with the Registered Company Intellectual Property Rights identified on Sections 3.21(a) and 3.21(b) of the Company Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities. To the knowledge of the Company, as of the Closing Date, in connection with the registered Company Intellectual Property Rights identified on Section 3.21(c) of the Company Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities.

(iii) No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered Company Intellectual Property Rights filed by or on behalf of the Company or any of its Subsidiaries has been abandoned or allowed to lapse; and
(iv) Neither the Company nor its Subsidiaries have engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any such Registered Company Intellectual Property Rights. No interference, opposition, reissue or reexamination proceeding is pending or, to the best of the knowledge of Company, threatened, in which the scope, validity, or enforceability of any Company Intellectual Property Right is being, has been, or could reasonably be expected to be contested or challenged. No Registered Company Intellectual Property owned by the Company and, to the Knowledge of the Company, no Registered Company Intellectual Property licensed to the Company, has been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the knowledge of the Company, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Registered Company Intellectual Property, and the Company has no knowledge of any facts that would support any such claim.
(g) Neither the Company nor any of its Subsidiaries is, or will as a result of the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of the Merger or other transactions contemplated by this Agreement (or any of the agreements ancillary hereto) be, in breach in any material respect of any license, sublicense or other agreement relating to Company Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Company Third Party Intellectual Property Rights”), the breach of which would be considered reasonably likely to result in a Company Material Adverse Effect.
(h) Neither the Company nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Company Third Party Intellectual Property Right and, except as set forth in Section 3.21(h) of Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Company Third Party Intellectual Property. With respect to its marketed products (including marketed products, product candidates, and products in research or development), to its knowledge, the Company does not infringe and has never infringed, misappropriated, or otherwise violated or made unlawful use of any third party intellectual property rights.
(i) To the knowledge of the Company and its Subsidiaries and except as set forth in Section 3.21(i) of the Company Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights.

3.22 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than Aquilo Partners, L.P. (“Aquilo”).
3.23 Certain Business Practices. Neither the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee, consultant, service provider, or agent of the Company has, in the course of his or her duties on behalf of the Company: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Person has submitted to the Company, any Subsidiary or any member of the Board of Directors of either the Company or any Subsidiary any complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to the Company or any Subsidiary, or any officer, director, employee or agent of either the Company or any Subsidiary, or concerning any violations or potential violations of the Company’s or any Subsidiary’s corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of the Sarbanes-Oxley Act of 2002 or otherwise.
3.24 Government Contracts. Neither the Company nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Parent (assuming that no such suspension or debarment will result solely from the identity of or actions by Parent).
3.25 Interested Party Transactions. Between January 1, 2008 and the date of this Agreement, no event has occurred that would be required to be reported by the Company as a “Certain Relationship or Related Person Transaction” pursuant to Item 404 of Regulation S-K, which has not been previously reported.
3.26 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Aquilo, dated as of the date of this Agreement, to the effect that, in Aquilo’s opinion, as of such date the ratio of the shares of Parent Common Stock to be issued in exchange for each share of Company Common Stock issued and outstanding immediately prior the Effective Time as provided in this Agreement is fair, from a financial point of view, to the Company’s stockholders. The Company will provide, solely for informational purposes, a complete and correct copy of such opinion to Parent.
3.27 Company Stockholder Rights Plan. The Company has no stockholder rights plan, stockholder rights agreements or similar agreements with any of its stockholders.

3.28 Full Disclosure. No representation or warranty by Company in this Agreement or in any certificate furnished or to be furnished by Company to the Parent or Merger Sub pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.
3.29 Warrants. Except as set forth in Section 3.29 of the Company Disclosure Schedule, as of the Effective Time, all warrants to acquire Company Common Stock shall terminate with no further obligations binding upon the Company or the Surviving Company as of the Effective Time, and neither the Company nor the Surviving Company shall have any liabilities with respect thereto.
4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company that the statements contained in this Section 4 are true, complete and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 4. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise), results of operations or reasonably foreseeable prospects of Parent and Merger Sub, taken as a whole, excluding any changes, events or effects that are solely attributable to: (i) general economic conditions worldwide or (ii) conditions resulting from the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby. In the event of any litigation regarding clause (ii) of the foregoing provision, Parent shall be required to sustain the burden of demonstrating that any such change, event or effect is directly attributable to the Merger and other transactions contemplated by this Agreement.
4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has provided to the Company true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Parent is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

4.2 Subsidiaries.
(a) Section 4.2(a) of the Parent Disclosure Schedule sets forth a complete and correct list of each Subsidiary of Parent other than Merger Sub as of the date of this Agreement.
(b) Each Subsidiary of Parent is a corporation duly organized, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation (which in the case of Merger Sub is the State of Delaware), and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing (to the extent such concepts are applicable), under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.
(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent are: (i) duly authorized, validly issued, fully paid, and non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by Parent (other than directors’ qualifying shares in the case of foreign Subsidiaries) free and clear of all Liens; and (iii) free of any restriction, including any restriction which prevents the payment of dividends to Parent or any other Subsidiary of Parent, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities Law.
(d) None of the Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.
4.3 Capital Structure.
(a) The authorized capital stock of Parent as of the date of this Agreement consists of (i) 150,000,000 shares of Parent Common Stock and (ii) 15,000,000 shares of preferred stock, $0.01 par value per share (“Parent Preferred Stock”).
(b) As of the close of business on the day prior to the date hereof: (i) 62,490,194 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued or outstanding; (iii) no shares of Parent Common Stock were held in the treasury of Parent; (iv) 2,587,000 shares of Parent Common Stock (the “Parent Option Shares”) were duly reserved for future issuance pursuant to stock options granted pursuant to Parent’s option and incentive plans (the “Parent Stock Plans”); and (v) 2,000,000 shares of Parent Common Stock (the “Parent ESPP Shares”) were duly reserved for future issuance pursuant to Parent’s Employee Stock Purchase Plan; and (vi) 5,875,000 shares of Parent Common Stock (the “Parent Warrant Shares”) were duly reserved for future issuance pursuant to outstanding warrants (the “Parent Warrants”). Except as described above, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding.

(c) All outstanding shares of Parent Common Stock are, and any Parent Option Shares, Parent ESPP Shares, and Parent Warrant Shares will be, if and when issued in accordance with the terms of the underlying securities described in Section 4.3(b), and all shares of Parent Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.
(d) There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as described in Section 4.3(d) of the Parent Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent is a party or bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither Parent nor any Subsidiary of Parent is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.
(e) All of the issued and outstanding shares of Parent Common Stock and all of the issued and outstanding Parent Warrants and Parent Stock Options were issued in compliance in all material respects with all applicable federal and state securities Law.
(f) Parent has previously made available to the Company a complete and correct list of the holders of all Parent Stock Options and Parent Warrants outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Parent Stock Plans).
(g) There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Parent. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Parent or any of its Subsidiaries or assets or calculated in accordance therewith of Parent, except as set forth in the Parent SEC Reports, or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act, except for such rights as have been satisfied, or which otherwise relate to the registration of any securities of Parent or any of its Subsidiaries.
(h) There are no voting trusts, proxies or other agreements, commitments or understandings to which Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the stockholders of Parent, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

4.4 Authority; No Conflict; Required Filings.
(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock in accordance with the rules of the NGM and Parent’s Certificate of Incorporation (the “Parent Stockholder Approval”) to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, and, subject to obtaining the Parent Stockholder Approval, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.
(b) This Agreement has been duly executed and delivered by Parent and the Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.
(c) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets is bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties is bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger.
(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Parent or any of its Subsidiaries in connection with the execution and delivery by each of Parent and Merger Sub of this Agreement or the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the HSR Act and any other Law; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) filings under and compliance with any applicable requirements under the Securities Act; (iv) filings under and compliance with any applicable requirements under the Exchange Act; (v) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws; (vi) compliance with any applicable requirements under the rules of the NGM; and (vii) such consents, approvals, orders or authorizations, or registrations, declarations or filings, which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5 Board Approval; Required Vote.
(a) The Boards of Directors of Parent and Merger Sub have, at meetings duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and Merger Sub and their stockholders; (iii) resolved to recommend to the stockholders of Parent the adoption of this Agreement (the “Parent Board Recommendation”); and (iv) directed that this Agreement be submitted to the stockholders of Parent for their adoption.
(b) The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to adopt this Agreement.
4.6 SEC Filings; Sarbanes-Oxley Act.
(a) Since January 1, 2008, Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, the “Parent SEC Reports”). The Parent SEC Reports: (i) were timely filed; (ii) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be; and (iii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. There are no pending, unresolved comments from the Staff of the SEC with respect to any filing or submission made by the Company with the SEC, whether under the Securities Act or the Exchange Act.
(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (collectively, the “Parent Financial Statements”), at the time filed, (i) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presented, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not material in amount.

(c) Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(d) The management of Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure. Parent has complied with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder or under the Exchange Act. Each Parent SEC Report that was required to be accompanied by a certification required to be filed or submitted by Parent’s principal executive officer or Parent’s principal financial officer was accompanied by such certification and at the time of filing such certification was true and accurate.
(e) The management of Parent has (i) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting identified by the management of Parent which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has disclosed to the Company prior to the date hereof all disclosures described in clause (ii) of the immediately preceding sentence made prior to the date of this Agreement based on its most recent evaluation of internal control over financial reporting.
4.7 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any material liabilities or obligations of the type required to be reflected in financial statements and notes thereto prepared in accordance with GAAP, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Parent’s Form 10-Q (the “Parent’s Most Recent Balance Sheet”) filed with the SEC on August 13, 2009; and (ii) liabilities or obligations incurred since July 31, 2009 (the “Parent’s Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice.
4.8 Absence of Certain Changes or Events. Since the Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been (i) any action, event or occurrence which has had, or could reasonably be expected to have, a Parent Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of the Company pursuant to Section 5.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9 Agreements, Contracts and Commitments.
(a) Parent has made available to the Company, or has filed as an exhibit to a Parent SEC Report, a complete and correct copy of each material agreement or contract to which it is a party as of the date of this Agreement, including any agreement or contract that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Parent SEC Reports pursuant to Item 601(a)(1) of Regulation S-K, or (ii) which has been entered into by Parent or any of its Subsidiaries since the Most Recent Balance Sheet Date and will be required to be filed by Parent with the SEC pursuant to Item 601(a)(1) of Regulation S-K (collectively, the “Parent Material Contracts”).
(b) Neither Parent nor any of its Subsidiaries is in breach, or has received in writing any claim that it is in breach, of any of the terms or conditions of any Parent Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from Parent or any of its Subsidiaries.
(c) Each Parent Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and to the knowledge of Parent, no other party to such contract is in default under such contract.
4.10 Compliance with Law. Parent is, and since January 1, 2008 has been, in compliance in all material respects with all applicable laws and judgments of any Governmental Authority applicable to its businesses or operations. There is no pending, or to Parent’s knowledge, threatened claim, demand or investigation alleging a violation by Parent of any applicable law or judgment of any Governmental Authority applicable to its businesses or operations.
4.11 Material Permits.
(a) Except as may be disclosed in Section 4.11 of the Parent Disclosure Schedule, Parent possesses all material licenses, certificates, permits, consents, orders, approvals and authorizations from United States and foreign government authorities, including, without limitation, the FDA and any agency of any foreign government and any other foreign regulatory authority exercising authority comparable to that of the FDA (including any non-governmental entity whose approval or authorization is required under foreign law comparable to that administered by the FDA) (each a “Parent Material Permit”) that are necessary to the ownership of the Parent’s property or to the conduct of its business in the manner and to the extent now conducted. A list of such Material Permits is set forth on Section 4.11 of the Parent Disclosure Schedule. Each issued Parent Material Permit is currently in full force and effect, and no proceeding has been instituted or is pending or, to the best of the Parent’s knowledge, is contemplated or threatened, which in any manner adversely affects or draws into question the validity or effectiveness thereof or relates in any way to the revocation or modification thereof. The Parent and its Subsidiaries are in compliance with all such Parent Material Permits, except for any failures to be in compliance that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as disclosed in Section 4.11 of the Parent Disclosure Schedule (1) each Investigational New Drug application (“IND”) submitted by the Parent to the FDA or similar application submitted by the Parent to foreign regulatory bodies, and related documents and information, was submitted and maintained in compliance in all material respects with applicable statutes, rules and regulations administered or promulgated by the FDA or other regulatory body, (2) the studies, tests and preclinical and clinical trials that were or are being conducted by or on behalf of the Parent either were or are being conducted, to the best of the Company’s knowledge, in all material respects in accordance with experimental protocols, procedures and controls pursuant to, where applicable, accepted professional and scientific standards for products or product candidates comparable to those being developed by the Parent; and the drug substances used in the clinical trials have been manufactured to the best of the Parent’s knowledge, under current Good Manufacturing Practices, and (3) the Parent uses commercially reasonable efforts to review, from time to time, the progress and results of the studies, tests and preclinical and clinical trials and, based upon (i) the information provided to the Parent by the third parties conducting such studies, tests and preclinical and clinical trials and the Parent’s review of such information, and (ii) the Parent’s actual knowledge, the Parent reasonably believes that such descriptions of the results of such studies, tests and preclinical and clinical trials are accurate and complete in all material respects. The Parent has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Parent. No filing or submission to the FDA or any other regulatory body, that was intended to be the basis for any approval of the Parent’s product candidates, contains, to the knowledge of the Parent, any material omission or, to the knowledge of the Parent, material false information.
4.12 Litigation and Product Liability. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries which, if decided adversely might (a) be considered reasonably likely to result in (i) a Parent Material Adverse Effect or (ii) damages payable by Parent or any of its Subsidiaries in excess of $100,000 in the aggregate, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis. No product liability claims have been asserted or, to the knowledge of Parent, threatened against Parent or in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, handled, stored, or sold by, on behalf of or in cooperation with Parent.
4.13 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of Parent or any of its Subsidiaries or (b) any acquisition of any Person or property by Parent or any of its Subsidiaries, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Parent Material Adverse Effect.

4.14 Employee Benefit Plans.
(a) Section 4.14 of the Parent Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of ERISA), all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, all insurance and other similar fringe or employee benefit plans, programs or arrangements, and all current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Parent, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (a “Parent ERISA Affiliate”), whether or not such plan is terminated (together, the “Parent Employee Plans”). Parent has provided to the Company the correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the IRS, (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance contracts and other agreements which implement each such Parent Employee Plan.
(b) (i) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against any Parent Employee Plan or against the assets of any Parent Employee Plan, nor are there any current or threatened Liens on the assets of any Parent Employee Plan, (iii) all Parent Employee Plans conform to, and in their operation and administration are in all respects in compliance with the terms thereof and requirements prescribed by any and all Law (including ERISA and the Code and all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) Parent and Parent ERISA Affiliates have performed all obligations required to be performed by them under, are not in default under or violation of, and Parent has no knowledge of any default or violation by any other party with respect to, any of the Parent Employee Plans, (v) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, (viii) each Parent Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Parent Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither Parent nor any Parent ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA, except in each case in this Section 4.13(b) as would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No Parent Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither Parent nor any Parent ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Parent Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any Parent ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.
(d) Each Parent Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with all Law applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, except for such failures to comply as would not reasonably be expected to have a Parent Material Adverse Effect. No Parent Employee Plan or written or oral agreement exists which obligates Parent or any Parent ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of Parent or any Parent ERISA Affiliate following such employee’s, former employee’s or director’s termination of employment with Parent or any Parent ERISA Affiliate, including retiree medical, health or life benefits, other than COBRA Coverage or other applicable Law.
(e) Except as set forth on Schedule 4.13(e) of the Parent Disclosure Schedule, no Parent Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of Parent or a Parent ERISA Affiliate. Except as set forth on Section 3.13(e) of the Parent Disclosure Schedule, no Parent Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.
(f) All contributions due and payable on or before the Closing Date in respect of any Parent Employee Plan have been made in full and proper form, or adequate accruals in accordance with generally accepted accounting principles have been provided for in the Parent’s Financial Statements for all other contributions or amounts in respect of the Parent Employee Plans for periods ending on the Closing Date.
(g) The consummation of the transactions contemplated by this Agreement will not, except as set forth in Section 4.13(g) of the Parent Disclosure Schedule, (A) entitle any individual to severance or separation benefits or any other payment, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. No payment, either alone or when aggregated with all other payments, made or contemplated under any Parent Employee Plan or other benefit arrangement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code.

(h) With respect to each Parent Employee Plan, (A) there are no restrictions on the ability of the sponsor of each Parent Employee Plan to amend or terminate any Parent Employee Plan, Parent has expressly reserved in itself the right to amend, modify or terminate any such Parent Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (B) Parent has satisfied any and all bond coverage requirements of ERISA.
(i) Each Parent Employee Plan which is covered by Section 409A of the Code is in compliance with Section 409A of the Code and the final regulations thereunder.
(j) No Parent Employee Plan presents any risk of liability to Parent, its assets or stock, including a risk of Lien against Parent, its assets or stock whether before or on or after the Closing.
(k) Neither Parent nor any of its Parent ERISA Affiliates or Subsidiaries is a party to any written: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; or (iii) agreement with any current or former employee of Parent or any of its Parent ERISA Affiliates or Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $250,000 per annum.
(l) Section 4.13(l) of the Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of Parent who holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock of Parent, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 4.13(l) of the Parent Disclosure Schedule also sets forth the total number of such options, warrants and rights. True, complete and correct copies of each agreement (including all amendments and modifications thereto) between Parent and each holder of such options, warrants and rights relating to the same have been furnished to the Company and are listed in Section 4.14(lm) of the Parent Disclosure Schedule.

4.15 Labor and Employment Matters.
(a) (i) To the knowledge of Parent, there are no material labor grievances pending or, to the knowledge of Parent, threatened between Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent has not received written notice of any pending charge by any Governmental Authority of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that Parent has failed to comply with any material Law relating to employment or labor matters. Parent is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.
(b) Parent is currently in compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 4.15(b) as would not reasonably be expected to have a Parent Material Adverse Effect.
(c) Except as otherwise set forth in Section 4.15(c) of the Parent Disclosure Schedule, (i) all contracts of employment to which Parent or, to the knowledge of Parent, any of its Subsidiaries is a party are terminable by Parent or its Subsidiaries on three months’ or less notice without penalty; (ii) there are no legally binding established practices, plans or policies of Parent or, to the knowledge of Parent, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither Parent nor, to the knowledge of Parent, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 4.15(c) of the Parent Disclosure Schedule; and (iv) there is no term of employment of any employee of Parent or, to the knowledge of Parent, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.
(d) Section 4.15(d) of the Parent Disclosure Schedule sets forth a list of the Parent’s employees as of the date hereof including such employee’s job title, current compensation rate, and accrued unpaid leave or vacation.
(e) Section 4.15(e) of the Parent Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.
(f) Section 4.15(f) of the Parent Disclosure Schedule sets forth a list of each employment agreement to which Parent is a party that contains change of control provisions.

(g) Section 4.15(g) of the Parent Disclosure Schedule sets forth a list of the Parent employees as of the date hereof that have not executed a confidentiality agreement or an invention assignment agreement with Parent, the forms of which agreements have been provided to the Company.
4.16 Registration Statement; Proxy Statement/Prospectus.
(a) The information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(b) The information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the stockholders of the Company and Parent, at the time of the Special Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or otherwise necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
(c) The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.17 Properties and Assets.
(a) Other than the properties and assets disposed of by Parent and its Subsidiaries in the ordinary course of business since the Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have good and valid title to or, with respect to leased property, valid leasehold interests in, all of their respective properties, interests in material properties and assets, real and personal, in each case free and clear of Liens, except in each case in this Section 4.17 as would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Section 4.17(b) of the Parent Disclosure Schedule sets forth a complete and correct list of each parcel of real property owned or leased by the Parent or any of its Subsidiaries (the “Parent Leased Facilities,” with the leases pursuant to which the Parent or any of its Subsidiaries is a tenant of any such Parent Leased Facility being hereinafter referred to as the “Parent Leases”). As of the date of this Agreement, except as would not reasonably be expected to have a Parent Material Adverse Effect (i) the Parent Leases are in full force and effect in accordance with their terms, (ii) the Parent is not in default of any of its obligations under the Parent Leases and (iii) to the Parent’s knowledge, the landlords under the Leases are not in default of the landlords’ obligations under the Parent Leases. The Parent has not been in default of any of its obligations under any Parent Lease on more than three occasions in the twelve months preceding the date of this Agreement. No event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any of the Parent Leases.

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect, all personal property and equipment owned, leased or otherwise used by the Parent or any of its Subsidiaries (i) are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), (ii) comply with the applicable Parent Leases and with all applicable Laws in all material respects, and (iii) are suitable for the purposes for which they are presently used.
(d) To the Parent’s knowledge, there is no condemnation, expropriation or appropriation proceeding pending or threatened against any Parent Leased Facility or any of the improvements thereon.
(e) True and correct copies of the documents under which the Parent Leased Facilities are leased or subleased to or utilized and/or operated by the Company and its Subsidiaries (the “Parent Lease Documents”) have heretofore been delivered or made available to Company. The Parent Lease Documents are unmodified and in full force and effect.
4.18 Insurance.
(a) Section 4.18 of the Parent Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies since January 1, 2008. Parent and its Subsidiaries maintain policies of insurance with reputable companies against loss relating to their business, operations and properties and such other risks as companies engaged in similar business would, in accordance with good business practice, customarily insure (the “Parent Insurance Policies”). Without limiting the foregoing, these include fire liability, commercial general liability, product liability, clinical trial, employer’s liability, workers’ compensation, business automobile insurance and directors and officers liability. All premiums due and payable under the Parent Insurance Policies have been paid on a timely basis and Parent and its Subsidiaries are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Parent Insurance Policies have been made available to the Company.
(b) The Parent Insurance Policies are in full force and effect and there are no material claims pending as of the date of this Agreement as to which coverage has been denied by Parent’s respective insurer. Except as would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2002, all material claims thereunder have been filed in a due and timely fashion, and neither Parent nor any of its Subsidiaries has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has Parent or any of its Subsidiaries received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

4.19 Taxes.
(a) Each of Parent and its Subsidiaries has timely filed all material federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.
(b) Each of Parent and its Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to withhold that would not reasonably be expected to have a Company Material Adverse Effect.
(c) Neither Parent nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Parent’s Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Parent’s Most Recent Balance Sheet Date in the ordinary course of business.
4.20 Environmental Matters.
(a) Parent is in compliance in with all Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of all Material Permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Parent Material Adverse Effect.
(b) Parent has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either Parent or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of Parent, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. Parent has no knowledge of any condition at any of the properties leased by Parent or any of its Subsidiaries that would have a material adverse effect on Parent or its Subsidiaries, except where such conditions would not reasonably be expected to have a Parent Material Adverse Effect.
(c) To the knowledge of the Parent, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against Parent or any of its Subsidiaries under any Environmental Law except where such facts, circumstances or conditions would not reasonably be expected to have a Parent Material Adverse Effect.
(d) Parent has made available to the Company true, complete and correct copies of all of Parent’s environmental audits, material assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by Parent and its Subsidiaries with any Environmental Laws.

(e) None of the facilities ever used by Parent or any of its Subsidiaries has been a site for the Parent’s or any of its Subsidiaries’ use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of Parent and its Subsidiaries, all of which Materials of Environmental Concern have been stored and used in compliance with all Material Permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Parent Material Adverse Effect.
(f) To the Parent’s knowledge, (i) no release of Materials of Environmental Concern has occurred at, from, in, to, on, or under any of the facilities used by the Parent or any of its Subsidiaries and (ii) no Materials of Environmental Concern are present in, on, about or migrating to or from any such location, in each case in a manner or in quantities reasonably likely to have a Parent Material Adverse Effect.
(g) Neither Parent nor any of its Subsidiaries, nor, to the Parent’s knowledge, any of its or their respective predecessors or any entity previously owned by any of the foregoing, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Materials of Environmental Concern at or to any of the facilities used by the Company or any of its Subsidiaries, except in each case in compliance with applicable Environmental Laws, except where such activities would not reasonably be expected to have Parent Material Adverse Effect.
(h) To the Parent’s knowledge, neither Parent nor any of its Subsidiaries is the subject of any federal, state, local or private litigation, proceedings, administrative action, or investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither Parent nor any of its Subsidiaries has received or is subject to any order or decree of any Governmental Authority relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Parent Material Adverse Effect.
(i) To the Parent’s knowledge, no underground storage tanks or surface impoundments exist on any property currently owned or leased by Parent or its Subsidiaries.
(j) There has been no environmental investigation, sampling data, study, audit, test, review or other analysis conducted or commissioned by Parent or any of its Subsidiaries or in the control, possession or custody of Parent or any of its Subsidiaries with respect to any property owned or leased by Parent or any of its Subsidiaries which has not been delivered to the Company prior to execution of this Agreement.
(k) Parent and its Subsidiaries, and, to Parent’s knowledge, its and their respective predecessors and each entity previously owned by any of the foregoing, have provided all notifications and warnings, made all registrations and pre-registrations, made all reports, and kept and maintained all records required pursuant to all Environmental Laws applicable to their respective material properties, interests in properties and assets, real and personal, reflected on the Parent’s Most Recent Balance Sheet or acquired since the Parent’s Most Recent Balance Sheet Date, except where such activities would not reasonably be expected to have a Parent Material Adverse Effect.

4.21 Intellectual Property.
(a) Each of Parent and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans and general intangibles of like nature, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes and methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted and as reasonably foreseeable, the absence of which would be considered reasonably likely to result in a Parent Material Adverse Effect (collectively, the “Parent Intellectual Property Rights”).
(b) Parent and/or its Subsidiaries exclusively own all right, title, and interest to and in Parent Intellectual Property Rights identified in Section 4.21(a) of the Parent Disclosure Schedule free and clear of any Liens (other than licenses and rights granted pursuant to the Contracts identified in Section 4.21(e) of Parent Disclosure Schedule). The parent Intellectual Property Rights identified in Section 4.21(b) and Section 4.21(c) of the Parent Disclosure Schedule are exclusively licensed to Parent and/or its Subsidiaries pursuant to the Contracts identified in Section 4.21(d) of Parent Disclosure Schedule. Without limiting the generality of the foregoing:
(i) All documents and instruments necessary to establish, perfect, and maintain the rights of Parent and its Subsidiaries in Parent Intellectual Property Rights identified in Section 4.21(a) of Parent Disclosure Schedule have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.
(ii) Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any Parent Intellectual Property Rights owned or co-owned by Parent and/or its Subsidiaries, as indicated in Sections 4.21(a) or 4.21(b) of Parent Disclosure Schedule, has signed a valid, enforceable agreement containing an assignment of such Parent Intellectual Property Rights to Parent or one of its Subsidiaries and confidentiality provisions protecting Parent Intellectual Property Rights. No current or former stockholder, officer, director, or employee of Parent or its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Parent Intellectual Property Rights. No employee of Parent or any of its Subsidiaries is (A) bound by or otherwise subject to any Contract restricting him from performing his duties for any of Parent and its Subsidiaries or (B) in breach of any Contract with any former employer or other Person concerning Parent Intellectual Property Rights or confidentiality due to his activities as an employee of Parent or any of its Subsidiaries.

(iii) Each of Parent and its Subsidiaries has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to Parent and its Subsidiaries or any of their marketed products, product candidates, and products in research or development.
(c) Section 4.21(a) of Parent Disclosure Schedule identifies all Parent Intellectual Property Rights solely owned by Parent and/or its Subsidiaries registered with any Governmental Authority or for which an application has been filed with any Governmental Authority. Section 4.21(b) identifies all Parent Intellectual Property Rights registered with any Governmental Authority or for which an application has been filed with any Governmental Authority that are exclusively licensed to Parent and/or its Subsidiaries and for which Parent and/or its Subsidiaries control and/or oversee interactions with the Governmental Authority. Section 4.21(c) identifies all Parent Intellectual Property Rights registered with any Governmental Authority or for which an application has been filed with any Governmental Authority that are exclusively licensed to Parent and/or its Subsidiaries, but for which the owner of the intellectual property rights controls interactions with the Governmental Authority. Each of Section 4.21(a), Section 4.21(b) and Section 4.21(c) of Parent Disclosure Schedule sets forth (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. The term “Registered Parent Intellectual Property Rights” refers to the collective contents of Sections 4.21(a), Section 4.21(b), and Section 4.21(c). Section 4.21(c) of Parent Disclosure Schedule identifies and provides a brief description of all other Parent Intellectual Property Rights as of the date hereof that are material to the business of Parent and its Subsidiaries.
(d) Section 4.21(d) of Parent Disclosure Schedule sets forth (i) each Contract pursuant to which any Parent Intellectual Property Right is or has been licensed, sold, assigned, or otherwise conveyed or provided to Parent or its Subsidiaries (other than (A) agreements between Parent or any of its Subsidiaries and their respective employees in the their standard forms thereof and (B) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any product of Parent or its Subsidiaries and that is not otherwise material to the business of any of Parent or its Subsidiaries); and (ii) whether the licenses or rights granted to Parent or its Subsidiaries in each such Contract are exclusive or non-exclusive.
(e) Section 4.21(e) of Parent Disclosure Schedule sets forth each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent Intellectual Property Right. Neither Parent nor any of its Subsidiaries are bound by, and no Parent Intellectual Property Right is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of Parent or its Subsidiaries to use, exploit, assert, or enforce any Parent Intellectual Property Right anywhere in the world.

(f) To the Knowledge of Parent, all Registered Parent Intellectual Property Rights are valid and subsisting, except as would not reasonably be expected to have a Parent Material Adverse Effect. Without limiting the generality of the foregoing:
(i) Each item of Registered Parent Intellectual Property Rights owned by Parent and, to the Knowledge of Parent, each item of Registered Parent Intellectual Property Rights licensed to Parent, is in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered Parent Intellectual Property Rights in full force and effect have been made by the applicable deadline.
(ii) As of the Closing Date, in connection with the Registered Parent Intellectual Property Rights identified on Sections 4.21(a) and 4.21(b) of the Parent Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities. To the Knowledge of Parent, as of the Closing Date, in connection with the registered Parent Intellectual Property Rights identified on Section 4.21(c) of the Parent Disclosure Schedule, all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities.
(iii) No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered Parent Intellectual Property Rights filed by or on behalf of Parent or any of its Subsidiaries has been abandoned or allowed to lapse; and
(iv) Neither Parent nor its Subsidiaries have engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any such Registered Parent Intellectual Property Rights. Except as set forth in Section 4.21(f) of the Parent Disclosure Schedule, no interference, opposition, reissue or reexamination proceeding is pending or, to the best of the knowledge of Parent, threatened, in which the scope, validity, or enforceability of any Parent Intellectual Property Right is being, has been, or could reasonably be expected to be contested or challenged. No Registered Parent Intellectual Property owned by Parent and, to the Knowledge of Parent, no Registered Parent Intellectual Property licensed to Parent, has been adjudged invalid or unenforceable, in whole or in part, and there is no pending or, to the Knowledge of Parent, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Registered Parent Intellectual Property, and Parent has no knowledge of any facts that would support any such claim.
(g) Neither Parent nor any of its Subsidiaries is, or will as a result of the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of the Merger or other transactions contemplated by this Agreement (or any of the agreements ancillary hereto) be, in breach in any material respect of any license, sublicense or other agreement relating to Parent Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the “Parent Third Party Intellectual Property Rights”), the breach of which would be considered reasonably likely to result in a Parent Material Adverse Effect.

(h) Neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Parent Third Party Intellectual Property Right and, except as set forth in Section 4.21(h) of Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Parent Third Party Intellectual Property. With respect to its marketed products (including marketed products, product candidates, and products in research or development), to its knowledge, Parent does not infringe and has never infringed, misappropriated, or otherwise violated or made unlawful use of any third party intellectual property rights.
(i) To the knowledge of Parent and its Subsidiaries and except as set forth in Section 4.21(i) of Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights.
4.22 Certain Business Practices. Neither Parent, its Subsidiaries or, to the knowledge of the Parent, any director, officer, employee or agent of the Parent has, in the course of his or her duties on behalf of Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Person has submitted to Parent, any Subsidiary or any member of the Board of Directors of either Parent or any Subsidiary any written complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to Parent or any Subsidiary, or any officer, director, employee or agent of either Parent or any Subsidiary, or concerning any violations or potential violations of Parent’s or any Subsidiary’s corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of SOX or otherwise.
4.23 Government Contracts. Neither Parent nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the knowledge of Parent, threatened, except for any such suspension or debarment that would not reasonably be expected to have a Parent Material Adverse Effect.
4.24 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than Houlihan Lokey Howard and Zukin Financial Advisors, Inc. (“Houlihan Lokey”).

4.25 Interested Party Transactions. Between January 1, 2008 and the date of this Agreement, no event has occurred that would be required to be reported by Parent as a “Certain Relationship or Related Party Transaction” pursuant to Item 404 of Regulation S-K, which has not been previously reported.
4.26 Opinion of Financial Advisor. Parent has received the opinion of its financial advisor, Houlihan Lokey, to the effect that, in Houlihan Lokey’s opinion, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to Parent. Parent has provided will provide, solely for informational purposes, a complete and correct copy of such opinion to the Company.
4.27 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.
4.28 Ownership of Company Common Stock. Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since January 1, 2008, neither Parent nor any of Parent’s Affiliates directly or indirectly has “owned,” beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.
4.29 Parent Rights Agreement. Parent has taken all necessary action to ensure that the provisions of the Parent Rights Agreement shall be inapplicable to the Merger and the transactions contemplated hereby, including, without limitation, amending the Parent Rights Agreement to provide that (i) neither the Company nor any other party to any Voting Agreement shall be deemed to be an Acquiring Person (as defined in the Parent Rights Agreement) and (ii) neither a Share Acquisition Date (as defined in the Parent Rights Agreement) nor a Distribution Date (as defined in the Parent Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Parent Common Stock, as a result of the execution, delivery or performance of the Voting Agreements.
4.30 Full Disclosure. No representation or warranty by Parent in this Agreement or in any certificate furnished or to be furnished by Parent to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

5. CONDUCT OF BUSINESS PENDING THE MERGER
5.1 Conduct of Business by Company Pending the Merger.
(a) The Company covenants and agrees that, beginning on the date hereof and ending at the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 8 (such period being hereinafter referred to as the “Interim Period”), except as expressly provided or permitted by this Agreement or set forth in Section 5.1 of the Company Disclosure Schedule or unless Parent shall otherwise give its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business only in the ordinary course of business, consistent with past practice and according to the plans and budgets previously made available to Parent; (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) use their reasonable best efforts to preserve intact their business organization, properties and assets, keep available the services of their officers, employees and consultants, maintain in effect all Company Material Contracts and preserve their relationships, customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(i) amend their Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization, restructuring or otherwise;
(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock pursuant to the Company Stock Plans or pursuant to the Company Warrants);
(iii) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any equity interest in or securities of any of its Subsidiaries, other than in connection with any “cashless exercise” of any Company Stock Options in accordance with the terms of the Company Stock Plans;
(iv) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, other than for purposes of seeking to effect a Lease Facility Settlement as contemplated in Section 2.11(b).
(v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;
(vi) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;
(vii) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, or amend or modify in any material respect any existing material agreements with respect to any Company Intellectual Property Rights;
(viii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

(ix) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company’s Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any material financial commitments or lease commitments;
(x) take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees, except for increases in salary or wages required by agreements entered into prior to the date of this Agreement; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee except pursuant to agreements existing on the date hereof and disclosed to Parent; (D) enter into any collective bargaining agreement; (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; (F) pay any bonuses; or (G) hire any employee;
(xi) make any changes to the personnel or business policies of the Company;
(xii) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;
(xiii) create, incur, suffer to exist or assume any Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due;
(xiv) except for the purpose of effecting a Lease Facility Settlement as contemplated by Section 2.11(b), (A) enter into any Company Material Contract; (B) modify, amend or transfer in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into, amend or extend any lease with respect to real property; (D) initiate or participate in any new research, clinical trials or clinical trial or development programs or (E) make any payments under any real estate lease or settlement or other arrangements related thereto;
(xv) enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any products or technologies;
(xvi) make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;
(xvii) pay, discharge, satisfy or settle any material litigation or waive, assign or release any rights or claims with respect thereto, other than settlements in the ordinary course of business involving only the payment of cash not in excess of $50,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

(xviii) except as contemplated by Section 2.4 or as required by the Company Stock Plans, accelerate or otherwise amend the terms of any outstanding options under the Company Stock Plans;
(xix) fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;
(xx) fail to make any expenditures that are necessary and sufficient to maintain or, to the extent budgeted or consistent with the past practice of the Company and its Subsidiaries, improve the conditions of the properties, facilities and equipment of the Company and its Subsidiaries, including budgeted expenditures relating to maintenance, repair and replacement;
(xxi) enter any agreement with respect to Company Intellectual Property Rights or with respect to Company Intellectual Property Rights or with respect to the intellectual property of any third party; or
(xxii) enter into any agreement or contract to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.
(b) During the Interim Period, the Company shall, and shall cause each of its Subsidiaries to cooperate with Parent in communicating with third parties to accomplish the orderly transfer of the business and operations of the Company and its Subsidiaries to the control of the Parent on the Closing Date.
5.2 Conduct of Business by Parent Pending the Merger.
(a) Parent covenants and agrees that, during the Interim Period, except as expressly provided or permitted by this Agreement or set forth in Section 5.2 of the Parent Disclosure Schedule or unless the Company shall otherwise give its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business. Except as expressly provided or permitted by this Agreement or as set forth in Section 5.2 of the Parent Disclosure Schedule, during the Interim Period, Parent shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):
(i) amend Parent’s Certificate of Incorporation to change any of the rights or privileges of the Parent Common Stock;
(ii) amend Merger Sub’s Certificate of Incorporation or Bylaws;

(iii) engage in any repurchase at a premium, recapitalization, restructuring or reorganization with respect to any of Parent’s capital stock;
(iv) declare, set aside or pay any extraordinary dividend or other extraordinary distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of Parent’s capital stock;
(v) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company’s Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments or lease commitments, in any case in excess of One Million dollars ($1,000,000);
(vi) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) a significant portion of the capital stock or other equity interests in, or assets of, any corporation, limited liability company, partnership, joint venture or other business organization or division thereof, or enter into any definitive agreement with respect thereto, unless such acquisition or the entering into of such definitive agreement would not require any vote of Parent’s stockholders or require that any pro forma or other additional financial statements or information be added to the Registration Statement;
(vii) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any material Company Intellectual Property Rights, other than in the ordinary course of Parent’s business, or amend or modify in any material respect any existing material agreements with respect to any Company Intellectual Property Rights;
(viii) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of the Company or any of its Subsidiaries, except for (1) a financing transaction or a series of related financing transactions resulting in net proceeds to the Parent of at least $30,000,000 in which the price per share or the exercise or conversion price per share in any such issuance is greater than $1.46, or (2) the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans or pursuant to the Parent Warrants;
(ix) hire or appoint a permanent Chief Executive Officer; or
(x) enter into any agreement or contract to do any of the foregoing.

5.3 No Solicitation of Transactions.
(a) The Company shall, and shall cause its respective officers, directors, auditors, attorneys and financial advisors (each, a “Representative”) and Affiliates and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties that commenced prior to the date of this Agreement with respect to any Competing Proposal. As used in this Agreement, a “Competing Proposal” means, any proposal or offer (other than this Agreement and the Merger), whether in writing or otherwise, from any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof (a “Third Party”), to (1) acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company or (2) twenty percent (20%) or more of the assets (based on the fair market value thereof) of the Company or a material portion of the Company Intellectual Property Rights, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transaction; provided, however, that nothing in this Section 5.3 shall prohibit the Company or its Representatives from considering or determining to effect a liquidation of the Company, whether proposed by a Third Party or pursuant to the Company’s board of directors’ exercise of their fiduciary duties.
(b) During the Interim Period, the Company shall not, nor shall it authorize or permit any of its Representatives or Subsidiaries to, (i) solicit, initiate or encourage, or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Proposal, (ii) directly or indirectly solicit, initiate, encourage or participate in or otherwise facilitate any discussions or negotiations regarding any Competing Proposal or (iii) furnish to any Third Party any information or data for the purpose of encouraging or facilitating, or, except as required by applicable Law, provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.3 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 5.3. Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, (i) the Company has complied with this Section 5.3, and (ii) the Company Board of Directors reasonably determines in good faith that a Competing Proposal constitutes or would reasonably be expected to lead to a Superior Competing Proposal (as such term is defined below), or that a liquidation of the Company, taking into account all then known and relevant facts and circumstances, in its good faith judgment, is more favorable from a financial point of view to the Company’s stockholders than the Merger, then, after consultation with, and based upon the advice of, its outside legal counsel, that such action is necessary for the Company Board of Directors to comply with its fiduciary duties to the holders of Company Common Stock under Law or writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority (each, an “Order”), the Company may, subject to the Company’s providing prompt (but in any event within thirty-six (36) hours) prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.3(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, any such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (as defined in Section 6.4(b) hereof), provided, that all such information not already provided to the Parent is provided to the Parent prior to or as soon as reasonably practicable (but in any event within thirty-six (36) hours) after it is provided to such Third Party. For purposes of this Agreement, “Superior Competing Proposal” shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of the Company then outstanding or more than 50% of the consolidated total assets of the Company and its Subsidiaries (i) on terms the Company’s Board of Directors determines in good faith (after consulting the Company’s outside legal counsel and financial advisor) taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, after consultation with, and based upon the advice of, its outside legal counsel, that (i) such action is necessary for the Company Board of Directors to comply with its fiduciary duties to the holders of Company Common Stock under Law or an Order, and (ii) such Competing Proposal is reasonably capable of being consummated. Notwithstanding the foregoing, nothing in this Section 5.3(b) shall prohibit the Company or its Representatives from considering or determining to effect a liquidation of the Company, whether proposed by a Third Party or pursuant to the Company’s Board of Directors’ exercise of their fiduciary duties.
(c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement, the “agreement of merger” (as such term is used in section 251 of the DGCL) contained herein, and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements (each, a “Transaction Document”), the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Proposal, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal (“Acquisition Agreement”), (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL, inapplicable to any Competing Proposal, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Proposal. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, either in response to a Superior Competing Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 5.3(b), or pursuant to a decision by the Company Board of Directors to effect a liquidation of the Company, the Company Board of Director may, if it determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company stockholders under Law or any Order, (1) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (2) terminate the Agreement in accordance with Section 8.1(f), but in each case only (x) at a time that is after the second (2nd) Business Day following Parent’s receipt of written notice advising Parent that the Company Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any amendment of the terms of the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger (a “New Parent Proposal”)), specifying therein all of the terms and conditions of such Superior Competing Proposal or the basis for its decision to effect a liquidation of the Company, and identifying the Person or group making such Superior Competing Proposal or, if applicable, proposing a liquidation and (y) if, after the end of such two (2) Business Day period, the Company Board of Directors determines in good faith (after consultation with the Company’s outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Competing Proposal or that a liquidation of the Company, taking into account all then known and relevant facts and circumstances, in its good faith judgment that liquidation is more favorable from a financial point of view to the Company’s stockholders than the Merger or any New Parent Proposal. The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall use its commercially reasonable best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 5.3 and any other confidentiality agreement to which the Company is or becomes a party.
(d) In addition to the obligations set forth in Sections 5.3(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Proposal or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Proposal received by any officer or director of the Company or, to the knowledge of the Company, other Representative of the Company, (ii) the terms and conditions of such Competing Proposal (including a copy of any written proposal) and (iii) the identity of the person or group making the offer, proposal or inquiry for any such Competing Proposal immediately (but in any event within thirty-six (36) hours) following receipt by the Company or any officer or director of the Company or, to the knowledge of the Company, any other Representative of the Company of such Competing Proposal offer, proposal or inquiry. If the Company or its subsidiaries or any of their respective Affiliates or Representatives participates in substantive discussions or any negotiations with, or provides material information in connection with any such Competing Proposal, the Company shall keep Parent advised on a current basis of any developments with respect thereto. The Company agrees to notify Parent immediately if the Company Board of Directors determines that a Competing Proposal is a Superior Competing Proposal.

(e) Nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.3(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement and the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained herein, or (ii) approve or recommend a Competing Proposal, or propose publicly to approve or recommend a Competing Proposal.
(f) Nothing in this Section 5.3 shall permit the Company to terminate this Agreement (except as expressly provided in Section 5.3(c) or Section 8).
6. ADDITIONAL AGREEMENTS
6.1 Proxy Statement/Prospectus; Registration Statement.
(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement, of which the Proxy Statement will constitute a part, in form and substance reasonably satisfactory to each of the Parties. Each of the Parties shall use its commercially reasonable efforts to respond to any comments of the SEC and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably required or requested by Parent in connection with such actions and the preparation of the Registration Statement. The Company and Parent shall cause the Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Registration Statement shall have become effective under the Securities Act.
(b) As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Merger and the other transactions contemplated by this Agreement (collectively, the “Other Filings”).
(c) Each of the Parties shall notify the other promptly of the receipt of any comments from the SEC (or its staff) and of any request by the SEC (or its staff) or any other Government Authority for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing for additional information, and shall promptly supply the other with copies of all correspondence between such Party or any of its Representatives, on the one hand, and the SEC, its staff or any other Government Authority, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filings.
(d) The Parties shall use their respective commercially reasonable efforts to cause the Proxy Statement, the Registration Statement and the Other Filings to comply in all material respects with all requirements of Law. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other Law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, each Party, as the case may be, shall promptly inform the other of such occurrence, provide the other Party reasonable opportunity under the circumstances to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, and/or mailing to stockholders of the Company, such amendment or supplement.

(e) Subject to Sections 5.3(b), 5.3(c) and Section 8, the Proxy Statement shall include the Company Board Recommendation and Parent Board Recommendation.
6.2 Meeting of Company Stockholders.
(a) As soon as practicable following the date upon which the Registration Statement is declared effective by the SEC, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and hold the Company Special Meeting.
(b) Subject to Sections 5.3(b), 5.3(c) and unless this Agreement is terminated pursuant to Section 8, once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting (other than for the absence of a quorum and then only to such future date as is reasonably acceptable to Parent) without the prior written consent of Parent.
(c) Subject to Sections 5.3(b), 5.3(c) and Section 8, the Company’s Board of Directors shall recommend that the Merger be approved and this Agreement be approved and adopted by the stockholders of the Company. Subject to Sections 5.3(b), 5.3(c), and Section 8, the Company shall solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize and approve the Merger.
(d) Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders.
6.3 Meeting of Parent Stockholders.
(a) As soon as practicable following the date upon which the Registration Statement is declared effective by the SEC, Parent shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and hold the Parent Special Meeting.
(b) Unless this Agreement shall have been terminated in accordance with Article 8 hereof , once the Parent Special Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Special Meeting (other than for the absence of a quorum and then only to such future date as is reasonably acceptable to the Company) without the prior written consent of the Company.

(c) Unless this Agreement shall have been terminated in accordance with Article 8 hereof, Parent’s Board of Directors shall recommend that the Merger be approved and this Agreement be approved and adopted by the stockholders of Parent, and Parent shall solicit from stockholders of Parent proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize and approve the Merger.
(d) Notwithstanding anything to the contrary contained in this Agreement, Parent, after consultation with the Company, may adjourn or postpone the Parent Special Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Parent’s stockholders.
6.4 Access to Information; Confidentiality.
(a) Upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other Representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other Party such information concerning its business, properties and personnel as the other Party may reasonably request. Parent and the Company shall make available to the other, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, the appropriate individuals for discussion of its business, properties and personnel as the other may reasonably request. No investigation pursuant to this Section 6.4(a) shall affect any representations or warranties of Parent or the Company contained herein or the conditions to the obligations of Parent or the Company hereto. Nothing herein shall require either Party to disclose any information to the other Party if such disclosure would, in the sole and absolute discretion of the disclosing Party, jeopardize any attorney-client privilege or other legal privilege.
(b) The Parties shall keep all information obtained pursuant to Section 6.4(a) confidential in accordance with the Confidentiality Agreement dated as of March 4, 2009 (the “Confidentiality Agreement”), between Parent and the Company.
6.5 Commercially Reasonable Best Efforts; Further Assurances.
(a) Parent and the Company shall use their commercially reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 7, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary and consistent with this Agreement to effect the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to promptly consummate and make effective the Merger and other transactions contemplated by this Agreement, including using their respective commercially reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will consider in good faith reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.
6.6 Board of Directors. Effective as of or prior to the Effective Time, (a) Parent shall increase the size of its Board of Directors to enable it to appoint Dr. Lori F. Rafield and Franklin M. Berger (the “Designees”) as members of the Board of Directors and (b) Parent’s Board of Directors shall appoint each Designee to the Board of Directors, to serve in such capacity until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with Parent’s Certificate of Incorporation and Bylaws.
6.7 Notification of Certain Matters.
(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event, the occurrence or non-occurrence of which could reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.7(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.
(b) Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be considered reasonably likely to result in a Company or Parent Material Adverse Effect, as the case may be, or is likely to impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement.

6.8 Public Announcements. Except as otherwise required by Law or the rules of the NGM, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 8, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and (b) Parent and the Company shall each use its commercially reasonable efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.
6.9 Directors and Officers Insurance.
(a) Parent shall, and shall cause the Surviving Corporation to, until the sixth (6th) anniversary of the Effective Time, cause to be maintained in effect the policies of directors’ and officers’ liability insurance maintained by the Company or its Subsidiaries as of the date hereof (or policies of at least comparable coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, covering those Persons who are covered by the Company’s current directors’ and officers’ liability insurance policy. In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Surviving Corporation may purchase a six (6) year extended reporting period endorsement (“reporting tail coverage”) under the Company’s existing directors’ and liability insurance coverage, and maintain such endorsement in full force and effect for its full term. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend any amount per year in excess of the aggregate premiums paid by the Company and its Subsidiaries in the year ended December 31, 2008 for directors’ and officers liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph, and in the event that Parent or the Surviving Corporation would otherwise be required to expend an amount in excess of such maximum, they shall, instead, maintain the maximum amount of coverage available within the premium limits set forth herein. In the event that Surviving Corporation receives a credit against the premium for any reporting tail coverage or any refund of premium, in either case with respect to the Company’s existing directors’ and officers’ liability insurance policy, such credit or refund shall be added to Net Cash.
(b) Parent and the Surviving Corporation shall, until the sixth (6th) anniversary of the Effective Time, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations.

(c) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and Bylaws of the Company.
(d) The provisions of this Section 6.9 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.
6.10 Stockholder Litigation.
(a) In the event of stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, against the Company and/or the members of the Board of Directors of the Company, the Company shall have the right to control the defense of such litigation, including compromising or settling such litigation. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened in writing, against the Company and/or the members of the Board of Directors of the Company relating to the Merger or the transactions contemplated by this Agreement, and shall provide Parent with updates and such information as Parent shall reasonably request with respect to the status of the litigation and discussion between the parties thereto, provided that nothing shall require the Company to disclose any information to Parent if such disclosure would, in the sole and absolute discretion of the Company, jeopardize any attorney-client privilege or other legal privilege. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to (but, in each case, not control) such litigation.
(b) In the event of stockholder litigation related to this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby is brought, or threatened, against Parent, or the members of the Board of Directors of Parent, Parent shall have the right to control its own defense of such litigation, including compromising or settling such litigation. Parent shall promptly notify the Company of any such stockholder litigation brought, or threatened in writing, against Parent and/or the members of the Board of Directors of Parent relating to the Merger or the transactions contemplated by this Agreement, and shall provide the Company with updates and such information as the Company shall reasonably request with respect to the status of the litigation and discussion between the parties thereto, provided that nothing shall require Parent to disclose any information to the Company if such disclosure would, in the sole and absolute discretion of Parent, jeopardize any attorney-client privilege or other legal privilege.
6.11 Nasdaq Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued as part of the Merger Consideration to be approved for listing on the NGM, on or prior to the Effective Time.
6.12 Celltrion Subsidiary. Prior to the Effective Time, the Company shall have dissolved its wholly owned subsidiary VaxGen Celltrion Inc. in accordance with Law.

6.13 Fixed Assets. Prior to the Effective Time, the Company shall have provided a complete and correct list of all of the Company’s fixed assets and leasehold interests as of a date that is as close as practicable to the Effective Time.
7. CONDITIONS OF MERGER
7.1 Conditions to Obligation of Each Party to Effect the Merger.
The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part:
(a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.
(b) Stockholder Approval. This Agreement shall have been adopted by the Company Stockholder Approval and the Parent Stockholder Approval.
(c) NASDAQ Listing. The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement shall have been listed on the NGM.
(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially identical terms and conferring upon Parent substantially all the rights and benefits as contemplated herein illegal.
7.2 Additional Conditions to Obligations of Parent.
The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by the Parent, in whole or in part, to the extent permitted by Law:
(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded. The Parent shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.
(c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those approvals of Governmental Authorities and other third parties described in Section 3.4(d) of the Company Disclosure Schedule (or if not described in Section 3.4(d) of the Company Disclosure Schedule, but required to be so described) have been obtained.
(d) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or occurrence and no circumstance shall exist which, alone or together with any one or more other events, occurrences or circumstances has had, is having or could reasonably be expected to result in a Company Material Adverse Effect.
(e) Legal Action. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Parent to own the shares of capital stock of the Company and to control the Company and its Subsidiaries.
(f) Environmental Reports. Parent shall have received and approved (in Parent’s reasonable discretion, it being agreed than any report(s) which contain findings no less favorable than those in the environmental reports which Company has previously provided to Parent shall be accepted by Parent) the findings of one or more written report(s) from one or more qualified geotechnical, engineering or environmental consulting firms acceptable to Parent and retained specifically by the Company, in form and substance reasonably satisfactory to Parent, concerning the presence, handling, treatment and disposal of Materials of Environmental Concern and/or the existence of any mold, mildew, fungus or other potentially dangerous organisms on, in or under its Leased Facilities and disclosing (i) the results of a review of prior uses of the Leased Facilities disclosed by local public records in form and substance satisfactory to Parent; (ii) contacts with local officials to determine whether any records exist with respect to the disposal of Materials of Environmental Concern at any of the Leased Facilities; and (iii) if recommended by such engineering or geotechnical firm or as reasonably determined by Parent, in each case so as to enable the subleasing or assignment of the Lease Facilities consistent with current practice in the South San Francisco industrial leasing market (and subject to landlord approval as may be required under the applicable Leases), soil samples and groundwater samples consistent with good engineering practice. The costs of all such report(s) shall be borne equally by Parent and the Company.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by Law:
(a) Representations and Warranties. The representations and warranties of the Parent contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Parent Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded. The Company shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Parent.
(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of Parent.
(c) Third Party Consents. The Company shall have received evidence, in form and substance reasonably satisfactory to it, that those Approvals of Governmental Authorities and other third parties described in Section 4.4(d) (or not described in Section 4.4 (d) but required to be so described) have been obtained.
(d) No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Parent Material Adverse Effect.
(e) Legal Action. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Parent to issue the shares of Parent Common Stock as contemplated in this Agreement.

8. TERMINATION, AMENDMENT AND WAIVER
8.1 Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or by the stockholders of Parent:
(a) by mutual written consent of the Parties duly authorized by the respective Boards of Directors of Parent and the Company;
(b) by either Parent or the Company if the Merger shall not have been consummated on or before March 31, 2010; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;
(c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;
(d) by either Parent or the Company, if, at the Special Meeting at which a vote on this Agreement is taken, the Parent Stockholder Approval or the Company Stockholder Approval, as applicable, shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company has materially breached any of its obligations under Section 5.3(b), (c) or (d);
(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents, (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within three (3) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company stockholders that they approve or accept a Competing Proposal, (B) determined to accept a proposal or offer for a Superior Competing Proposal or (C) determined to effect a liquidation of the Company, (iv) the Company shall have materially breached any of its obligations under Section 5.3(b), (c) or (d), or Section 6.2, or (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within seven (7) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;
(f) by the Company in order to enter into an Acquisition Agreement for a Superior Competing Proposal or in order to effect a liquidation of the Company; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.3(b), (c) and (d), as such sections relate to the entry into an Acquisition Agreement for a Superior Competing Proposal, and (ii) all of the payments required by Section 8.3 have been made in full to Parent;

(g) by Parent in order to enter into one or more agreement(s) relating to a financing transaction or a series of related financing transactions resulting in net proceeds to the Parent of at least $30,000,000, but excluding any strategic partnership, collaboration agreement, license of technology or similar transaction whether or not involving an issuance of Parent securities; provided, however, that this Agreement may not be so terminated unless all of the payments required by Section 8.3 have been made in full to the Company; or
(h) by the Company if (i) the Parent Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents, (ii) the Parent Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within three (3) Business Days after the Company has requested in writing that it do so, or (iii) Parent shall have materially breached any of its obligations under Section 6.3.
8.2 Effect of Termination. Except as provided in this Section 8.2 and Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 6.4(b), 8.2, and 8.3, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.
8.3 Fees and Expenses.
(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and other Laws.
(b) In the event that (1) Parent terminates this Agreement pursuant to Section 8.1(e), (2) Company terminates this Agreement pursuant to Section 8.1(f), or (3) in the event that the Company either (i) settles the Lease Facility Liability and approves or recommends, or proposes or resolves to approve or recommend a transaction that would constitute a Competing Proposal (including for purposes of this Section 8.3(b) a proposed acquisition by the Company that would constitute a Competing Proposal with respect to the equity securities, assets or intellectual property rights of a third party), or (ii) decides to effect a liquidation, in either case within 180 days after the Company Special Meeting (provided that the Parent has not terminated this Agreement pursuant to Section 8.1(d) in connection with a failure to obtain the Parent Stockholder Approval) or 8.1(g), and provided that at the time of any such termination neither Parent nor Merger Sub is in material breach of this Agreement, then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to the following (the “Termination Fee”), plus the amount of Parent Stipulated Expenses (as defined below), which Termination Fee and Parent Stipulated Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent: for the events specified in clauses (1), (2) and (3)(i) in this Section 8.3(b), the Termination Fee shall be $1,425,000, and for the events specified in clause (3)(ii) in this Section 8.3(b), the Termination Fee shall be $712,500.

(c) In the event that the Company terminates this Agreement pursuant to Section 8.1(h) or Parent terminates this Agreement pursuant to Section 8.1(g), and provided that at the time of such termination the Company is not in material breach of this Agreement, then the Parent shall pay to the Company, simultaneously with such termination of this Agreement, a Termination Fee of $1,425,000 plus the amount of Company Stipulated Expenses (as defined below), which Termination Fee and Company Stipulated Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent.
(d) As used in this Agreement, the term “Company Stipulated Expenses” or “Parent Stipulated Expenses” shall mean up to $325,000 of those fees and expenses actually and reasonably incurred or payable by the Company or Parent, as the case may be, in connection with this Agreement, the Merger and other transactions contemplated hereby, prior to termination, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Representatives.
(e) Absent fraud, payment of the Termination Fee and the Parent or Company Stipulated Expenses shall be deemed to be exclusive of any other rights or remedies either Party may have hereunder or at law or in equity in the event that either Party terminates this agreement as provided in Sections 8.1(e)(iii), 8.1(f), 8.1(g) or 8.1(h).
8.4 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company and Parent, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.
8.5 Waiver. At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other’s obligations or other acts required hereunder, waive any inaccuracies in the other’s representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the other’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

9. STOCKHOLDER REPRESENTATIVE
9.1 Appointment of Stockholder Representative. Solely for purposes of an dispute that survives the Closing pursuant to Section 2.11 hereof, the Stockholder Representative is hereby appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of the Company stockholders, with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of and as agent for such stockholder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, Section 2.11 of this Agreement and the Escrow Agreement, and to facilitate the consummation of the transactions contemplated thereby, and in connection with the activities to be performed by or on behalf of such stockholder under Section 2.11 of this Agreement and the Escrow Agreement. By executing this Agreement, the Stockholder Representative accepts such appointment, authority and power. Without limiting the generality of the foregoing, the Stockholder Representative shall have the power to take any of the following actions on behalf of the Company stockholders: to execute, deliver and perform the Escrow Agreement; to give and receive notices, communications and consents hereunder and under the Escrow Agreement; to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third-party intermediaries with respect to any disputes arising under this Agreement or the Escrow Agreement; and to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 9.1 and the transactions contemplated hereby or by the Escrow Agreement.
9.2 Authority. The appointment of the Stockholder Representative by each stockholder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any stockholder). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal Representatives, officers, directors, security holders, successors and assigns of each stockholder. All decisions of the Stockholder Representative shall be final and binding on all of the stockholders, and no stockholder shall have the right to object, dissent, protest or otherwise contest the same. Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Stockholder Representative and any document executed by the Stockholder Representative on behalf of any stockholder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct. The Stockholder Representative shall not be responsible for any loss suffered by, or liability of any kind to, the stockholders arising out of any act done or omitted by the Stockholder Representative in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

9.3 Resignation. The Stockholder Representative may resign by providing thirty (30) days prior written notice to Parent. Upon the resignation of the Stockholder Representative, the Stockholder Representative shall appoint a replacement Stockholder Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Stockholder Representative’s notifying Parent in writing of its appointment and appropriate contact information for purposes of this Agreement and the Escrow Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Stockholder Representative as set forth in such written notice.
10. GENERAL PROVISIONS
10.1 Survival of Representations and Warranties.
(a) Except as set forth in Section 10.1(b) below, the representations, warranties and agreements of each Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party, any Person controlling any such Party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.
(b) The representations and warranties in this Agreement shall terminate at the Closing; provided, however, this Section 10.1 shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing.
10.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:
(a)	If to Parent or Merger Sub:

OXiGENE, Inc. 300 Bear Hill Road Waltham, MA 02451 Facsimile: (781) 547-6800 E-Mail: jmurphy@oxigene.com Attention: James B. Murphy, Vice President and CFO

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 Facsimile: 617-542-2241 E-Mail: jkravetz@mintz.com Attention: Jonathan L. Kravetz, Esq.

(b)	If to the Company:

VaxGen, Inc. 379 Oyster Point Boulevard, Suite 10 South San Francisco, California 94080 Telecopier: (650) 624-4785 E-Mail: jpanek@VaxGen.com Attention: James Panek

With a copy to:

Cooley Godward Kronish, LLP
Five Palo Alto Square, 3000 El Camino Real
Palo Alto, California 94304-1130
Facsimile: 650-849-7400
E-Mail: lberezin@cooley.com and asalassi@cooley.com
Attention: Laura Berezin and Adam Salassi

(c)	If to the Representative (following the Effective Time):

120 Valdeflores Drive Burlingame, CA 94010

With a copy to:

Cooley Godward Kronish, LLP
Five Palo Alto Square, 3000 El Camino Real
Palo Alto, California 94304-1130
Facsimile: 650-849-7400
E-Mail: lberezin@cooley.com and asalassi@cooley.com
Attention: Laura Berezin and Adam Salassi

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.
10.3 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. References in this Agreement to a law include any rules, regulations and delegated legislation issued thereunder.

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
10.5 Entire Agreement. This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.
10.6 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning Party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.
10.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

10.9 Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 9.2 hereof.
10.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
10.11 Knowledge. For purposes of this Agreement, the term “knowledge of the Company”, and all variations thereof, means that, based on the actual knowledge as of the date hereof of the individuals identified in Section 9.11 of the Company Disclosure Schedule such individual is not aware of any facts that make the statement, to which such term is applied, untrue. For purposes of this Agreement, the term “knowledge of the Parent”, and all variations thereof, means that, based on the actual knowledge as of the date hereof of the individuals identified in Section 10.11 of the Parent Disclosure Schedule, such individual is not aware of any facts that make the statement, to which such term is applied, untrue.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

OXIGENE, INC.
By:	/s/ Peter Langecker
	Name:	Peter Langecker, M.D., Ph.D
	Title:	Chief Executive Officer

OXIGENE MERGER SUB, INC.
By:	/s/ James B. Murphy
	Name:	James B. Murphy
	Title:	President

VAXGEN, INC.
By:	/s/ James Panek
	Name:	James Panek
	Title:	President

STOCKHOLDER REPRESENTATIVE
/s/ James Panek
Name: James Panek

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